UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Kearny Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 14, 2018

Dear Fellow Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Kearny Financial Corp. (the “Annual Meeting”) to be held at the Crowne Plaza Hotel, located at 690 Route 46 East in Fairfield, New Jersey on Thursday, October 25, 2018 at 10:00 a.m., Eastern Time.

We are furnishing proxy materials to our stockholders primarily via the Internet by mailing a Notice of Internet Availability of Proxy Materials, or “Notice,” instead of mailing printed copies of those materials to each stockholder. The Notice directs stockholders to a website where they can access our proxy materials, including our Proxy Statement and our Annual Report, and view instructions on how to vote via the Internet or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to these materials electronically unless you elect otherwise.

The enclosed proxy is solicited by the Board of Directors of Kearny Financial Corp. for use at the Annual Meeting and at any adjournment thereof. This Proxy Statement is first being made available to stockholders on or about September 14, 2018. Stockholders may submit a proxy to vote at the Annual Meeting by following the instructions on the Notice, via the Internet, by telephone, or (if they have received paper copies of the proxy materials) by returning a proxy card.

The Annual Meeting is being held so that stockholders may consider the election of four directors, the ratification of the appointment of Crowe LLP as Kearny Financial Corp.’s independent registered public accounting firm for the year ending June 30, 2019, and the consideration of an advisory, non-binding resolution, with respect to the executive compensation described in the Proxy Statement.

The Board of Directors of Kearny Financial Corp. has determined that the matters to be considered at the Annual Meeting are in the best interests of Kearny Financial Corp. and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends that you vote “FOR” each of the proposals to be presented at the Annual Meeting.

On behalf of the Board of Directors and the officers and employees of Kearny Financial Corp. and its subsidiary, Kearny Bank, I thank you for your continued support of Kearny Financial Corp.

Sincerely,

/s/ Craig L. Montanaro
Craig L. Montanaro
President and Chief Executive Officer

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Kearny Financial Corp.

120 Passaic Avenue

Fairfield, New Jersey 07004

(973) 244-4500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Kearny Financial Corp. (the “Company”) will be held at the Crowne Plaza Hotel located at 690 Route 46 East, Fairfield, New Jersey on Thursday, October 25, 2018 at 10:00 a.m., Eastern Time. The Annual Meeting is for the purpose of considering and acting upon the following matters:

1.	To elect four directors;

2.	To ratify the appointment of Crowe LLP as the Company’s independent auditor for the fiscal year ending June 30, 2019;

3.	An advisory, non-binding resolution to approve our executive compensation as described in this Proxy Statement; and

such other business as may properly come before the Annual Meeting or any adjournments thereof may also be acted upon. The Board of Directors is not aware of any other business to come before the Annual Meeting.

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting, described in this Notice of Annual Meeting and the accompanying Proxy Statement, are in the best interest of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each of its nominees, a vote “FOR” the ratification of Crowe LLP as independent auditors, and a vote “FOR” the non-binding resolution to approve our executive compensation.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned. Pursuant to the Company’s bylaws, the Board of Directors has fixed the close of business on August 27, 2018 as the record date for determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

It is important that your shares be represented and voted at the Annual Meeting. Stockholders whose shares are held in registered form have a choice of voting by proxy card, telephone or the Internet, as described on your proxy card. Stockholders whose shares are held in the name of a broker, bank or other holder of record must vote in the manner directed by such holder. Check your proxy card or the information forwarded by your broker, bank or other holder of record to see which options are available to you. Any stockholder of record present at the Annual Meeting may withdraw his or her proxy and vote personally on any matter properly brought before the Annual Meeting. If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Gail Corrigan
Gail Corrigan
Corporate Secretary

Fairfield, New Jersey

September 14, 2018

Important Notice Regarding Internet

Availability of Proxy Materials

For the Stockholder Meeting to be

Held on October 25, 2018

The Proxy Statement and Annual Report to

Stockholders are available at

www.edocumentview.com/KRNY

(or through the Company Info tab of our website at www.kearnybank.com)

KEARNY FINANCIAL CORP.

PROXY STATEMENT

FOR THE

2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 25, 2018

GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Kearny Financial Corp. (the “Company” or “Kearny Financial”) in connection with the solicitation by the Board of Directors of proxies for use at the 2018 Annual Meeting of Stockholders, to be held at the Crowne Plaza Hotel located at 690 Route 46 East, Fairfield, New Jersey on Thursday, October 25, 2018 at 10:00 a.m., Eastern Time (the “Annual Meeting”). This Proxy Statement and the proxy card are first being made available to stockholders on or about September 14, 2018.

The Annual Meeting

Date, Time and Place	The Annual Meeting will be held at the Crowne Plaza Hotel located at 690 Route 46 East, Fairfield, New Jersey on Thursday, October 25, 2018 at 10:00 a.m., Eastern Time.

Record Date	August 27, 2018

Shares Entitled to Vote	98,243,200 shares of Kearny Financial common stock were outstanding on the Record Date and are entitled to vote at the Annual Meeting.

Purpose of the Annual Meeting	To consider and vote on: 1) the election of four directors; 2) the ratification of Crowe LLP (“Crowe”) as our independent registered public accounting firm for the year ending June 30, 2019; and 3) the approval of a resolution to approve our executive compensation as described in this Proxy Statement.

Vote Required	Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld. The vote to approve the advisory, non-binding resolution with respect to executive compensation as described in this Proxy Statement and the ratification of Crowe as our independent registered public accounting firm, is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

Your Board of Directors Recommends You Vote in Favor of the Proposals	Your Board of Directors unanimously recommends that stockholders vote “FOR” each of the nominees for director listed in this Proxy Statement, “FOR” the ratification of Crowe as our independent registered public accounting firm for the year ending June 30, 2019, and “FOR” approval of an advisory, non-binding resolution, with respect to executive compensation as described in this Proxy Statement.

Kearny Financial	Kearny Financial is the holding company for Kearny Bank, an FDIC-insured, New Jersey stock savings bank. Kearny Financial had $6.58 billion in total assets at June 30, 2018, and currently operates 54 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York. Kearny Financial’s executive offices are located at 120 Passaic Avenue, Fairfield, New Jersey 07004, and its telephone number is (973) 244-4500.

Who Can Vote at the Annual Meeting

The Board of Directors has fixed August 27, 2018 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Kearny Financial common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting. On August 27, 2018, 98,243,200 shares of Kearny Financial common stock were outstanding and held by approximately 12,975 holders of record. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Kearny Financial common stock is necessary to constitute a quorum at the Annual Meeting.

How Many Votes You Have

Each holder of shares of Kearny Financial common stock outstanding on August 27, 2018 will be entitled to one vote for each share held of record. However, Kearny Financial’s articles of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then outstanding shares of common stock of Kearny Financial are not entitled to vote any of the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate of, as well as by any person acting in concert with, such person or entity.

Matters to Be Considered

The purpose of the Annual Meeting is to: 1) elect four directors; 2) ratify the appointment of Crowe as our independent registered public accounting firm for the year ending June 30, 2019; and 3) approve a resolution to approve our executive compensation as described in this Proxy Statement.

You may be asked to vote upon other matters that may properly be submitted to a vote at the Annual Meeting. We may adjourn or postpone the Annual Meeting for the purpose, among others, of allowing additional time to solicit proxies.

How to Vote

We are making our proxy materials available to our stockholders on the Internet. You may read, print and download our 2018 Annual Report to Stockholders and our Proxy Statement at www.edocumentview.com/KRNY (or through the Company Info tab of our website at www.kearnybank.com). On or about September 14, 2018, we mailed a Notice to Stockholders containing instructions on how to access our proxy materials and vote online. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by email.

You may vote your shares by Internet, by telephone, by regular mail or in person at the Annual Meeting. Each of these voting options is described in the Notice. You should complete and return your proxy card, or vote using the Internet or telephone voting options, in order to ensure that your vote is counted at the Annual Meeting, or at any adjournment of the Annual Meeting, regardless of whether you plan to attend. If you return an executed proxy card without marking your instructions, your executed proxy card will be voted “FOR” the election of the four director nominees named in this Proxy Statement, “FOR” the ratification of the appointment of Crowe as our independent registered public accounting firm for the fiscal year ending June 30, 2019, and “FOR” the advisory, non-binding resolution to approve our executive compensation as described in this Proxy Statement.

To access your online proxy card, please visit www.envisionreports.com/KRNY and follow the on-screen instructions. The Notice previously provided to you contains the necessary codes required to vote online or by telephone. If you wish to vote by telephone, please call 1-800-652-8683 using a touch-tone phone and follow the prompted instructions. You may also vote by mail by requesting a paper proxy card using the instructions provided in the Notice. Finally, you may vote in person at the Annual Meeting.

If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to vote in person at the Annual Meeting. If you want to vote your shares of Kearny Financial common stock that are held in street name in person at the Annual Meeting, you will need a written proxy in your name from the broker, bank or other nominee who holds your shares.

The Board of Directors is currently unaware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies on the proxy card in their best judgment.

Participants in Employee Stock Plans and Holders of Non-Vested Restricted Stock Awards

If you are a participant in the Kearny Bank Employee Stock Ownership Plan (the “ESOP”) or hold (i) Kearny Financial common stock through (1) the Kearny Bank Employees’ Savings Plan (the “401(k) Plan”), (2) the Clifton Savings Bank Amended and Restated Employee Stock Ownership Plan (the “Clifton ESOP”) or (3) the Clifton Savings Bank 401(k) Savings Plan (the “Clifton 401(k) Plan”); or (ii) non-vested restricted stock awards, you will receive a voting instruction form that reflects all shares you may vote under these plans and awards. Under the terms of the plans, you are entitled to direct the trustees as how to vote the shares of Kearny Financial common stock credited to your account in the ESOP, 401(k) Plan, Clifton ESOP and Clifton 401(k) Plan and you are entitled to vote any non-vested restricted stock awards. The 401(k) Plan trustee, ESOP trustee, Clifton ESOP trustee and Clifton 401(k) Plan trustee, as applicable, will vote all shares for which it does not receive timely instructions from participants in the same proportion as shares for which each, as applicable, received voting instructions, and the unallocated ESOP and Clifton ESOP shares will also be voted in the same proportion as shares for which the ESOP trustee and the Clifton ESOP trustee received voting instructions. It is important that you direct the trustee as to how to vote your shares, and to allow sufficient time for voting by the trustees, your voting instructions must be received by October 19, 2018.

Quorum and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Kearny Financial common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. A proxy submitted by a broker that is not voted is sometimes referred to as a broker non-vote.

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is “Withheld.” The ratification of the appointment of Crowe as the independent registered public accounting firm and the advisory vote to approve our executive compensation as described in this Proxy Statement is determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “Abstain.”

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of Kearny Financial prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date;

•	using the Internet or telephone voting options explained on the proxy card; or

•	voting in person at the Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Kearny Financial Corp.

120 Passaic Avenue

Fairfield, New Jersey 07004

Attention: Gail Corrigan, Corporate Secretary

If your shares are held in street name, you should follow your broker’s instructions regarding the revocation of proxies.

Solicitation of Proxies

Kearny Financial will bear the entire cost of soliciting proxies from you. In addition to the solicitation of proxies by mail, Kearny Financial will request that banks, brokers and other holders of record send proxies and proxy material to the beneficial owners of Kearny Financial common stock and secure their voting instructions. Laurel Hill Advisory Group, LLC will assist us in soliciting proxies and we have agreed to pay them a fee of $7,500 plus reasonable expenses for their services. If necessary, Kearny Financial may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Recommendation of the Board of Directors

Your Board of Directors unanimously recommends that you vote “FOR” each of the nominees for director listed in this Proxy Statement, “FOR” the ratification of Crowe as our independent registered public accounting firm for the year ending June 30, 2019, and “FOR” approval on an advisory basis of executive compensation as described in this Proxy Statement.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of August 27, 2018, regarding certain beneficial owners of shares of Kearny Financial common stock, including information regarding persons and entities known to Kearny Financial to be the beneficial owner of more than 5% of Kearny Financial’s issued and outstanding common stock and information regarding each director, named executive officer and all directors and named executive officers of Kearny Financial as a group. For purposes of the following table, and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of any shares of common stock (i) over which he or she has, or shares, directly or indirectly, voting or investment power, or (ii) as to which he or she has the right to acquire beneficial ownership at any time within 60 days after August 27, 2018.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of All Common Stock Outstanding(1)
5% Owners (including address):
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	7,956,593	(2)	8.10%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	7,303,894	(2)	7.43%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	6,392,371	(2)	6.51%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	6,020,363	(2)	6.13%
Kearny Bank ESOP Trust c/o Pentegra Services, Inc. 2 Enterprise Dr., Suite 408 Shelton, CT 06484	5,263,386		5.36%
T. Rowe Price 100 East Pratt Street Baltimore, Maryland 21202	5,140,928	(2)	5.23%

Directors and Nominees:
Theodore J. Aanensen	164,377	(3)	*
Paul M. Aguggia	229,896	(4)(5)	*
Raymond E. Chandonnet	66,139		*
John N. Hopkins	515,504	(6)	*
Catherine A. Lawton	—		—
John J. Mazur, Jr.	215,600	(7)	*
Joseph P. Mazza	205,548		*
Matthew T. McClane	132,700		*
John F. McGovern	246,992		*
Craig L. Montanaro	337,270	(8)	*
Leopold W. Montanaro	245,136	(9)	*
Christopher Petermann	44,339	(10)	*
Charles J. Pivirotto	50,145	(11)	*
John F. Regan	146,721		*
Cynthia E. Sisco	259,475	(12)(13)	*
Named Executive Officers:
William C. Ledgerwood	229,216	(14)(15)	*
Eric B. Heyer	102,178	(16)	*
Patrick M. Joyce	110,877	(17)	*
Erika K. Parisi	180,734	(18)	*

All directors and executive officers as a group (21 persons)	3,556,946		3.62%

*	Less than 1%.
(1)	Based on 98,243,200 shares of Kearny Financial common stock outstanding and entitled to vote as of August 27, 2018.
(2)	As of August 17, 2018.

(3)	Includes 12,429 shares held by Mr. Aanensen’s spouse and 1,000 shares held in trust for Mr. Aanensen’s grandchild.
(4)	Includes 84,097 shares held in an individual retirement account (an “IRA”).
(5)	Mr. Aguggia is resigning from the Board of Directors effective immediately prior to the commencement of the 2018 Annual Meeting.
(6)	Includes 13,804 shares held by Mr. Hopkins’ spouse.
(7)	Includes 2,541 shares held by Mr. Mazur’s spouse.
(8)

Includes 100,876 shares held in the 401(k) Plan for the benefit of Mr. Montanaro, 40,328 shares held in the ESOP, 9,703 shares held in the Benefits Equalization Plan (the “BEP”) and 4,417 shares held by Mr. Montanaro’s child.

(9)	Includes 34,510 shares held by Mr. Montanaro’s spouse.
(10)	Includes 200 shares held by Mr. Petermann’s child.
(11)	Includes 5,955 shares held in the 401(k) Plan for the benefit of Mr. Pivirotto.
(12)	Includes 93,192 held in a trust for which Ms. Sisco acts as trustee.
(13)	Ms. Sisco is retiring from the Board of Directors effective immediately prior to the commencement of the 2018 Annual Meeting.
(14)	Includes 11,383 shares held in the 401(k) Plan for the benefit of Mr. Ledgerwood, 43,084 shares held in the ESOP, 2,082 shares held in the BEP and 13,804 shares held by Mr. Ledgerwood’s spouse.
(15)

Mr. Ledgerwood retired from his position as Senior Executive Vice President and Chief Operating Officer of Kearny Financial and Kearny Bank effective July 1, 2018 and will be retiring as an executive officer of Kearny Financial and Kearny Bank effective as of December 31, 2018.

(16)	Includes 17,162 shares held in the ESOP, 10,000 shares held in an IRA and 50 shares held in the BEP.
(17)	Includes 18,875 shares held in the 401(k) Plan for the benefit of Mr. Joyce, 43,084 shares held in the ESOP and 820 held in the BEP.
(18)	Includes 11,806 shares held in the 401(k) Plan for the benefit of Ms. Parisi, 42,390 shares held in the ESOP and 295 shares held in the BEP.

PROPOSAL I – ELECTION OF DIRECTORS

Kearny Financial’s Board of Directors currently consists of 14 members and is divided into three classes, with one class of directors elected each year. Each member of the Board of Directors also serves as a director of Kearny Bank. Cynthia E. Sisco is retiring from the Board of Directors effective immediately prior to the commencement of the 2018 Annual Meeting. Paul M. Aguggia is resigning from the Board of Directors effective immediately prior to the commencement of the 2018 Annual Meeting. As a result, Kearny Financial will reduce the size of its Board of Directors from 14 to 13, effective immediately prior to the commencement of the 2018 Annual Meeting, and Catherine A. Lawton has been nominated for election as a director to fill the remaining vacancy on the Board of Directors.

Four directors will be elected at the Annual Meeting. On the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors nominated John N. Hopkins, Craig L. Montanaro, Leopold W. Montanaro and Catherine A. Lawton for election as directors, each of whom has agreed to serve if so elected. All will serve until their respective successors have been elected and qualified.

Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which any such nominee was selected. Unless authority to vote for the nominees is withheld, it is intended that the shares represented by the proxy card, if executed and returned, will be voted “FOR” the election of all nominees.

In the event that any nominee is unable or declines to serve, the persons named on the proxy card as proxies will vote with respect to a substitute nominee designated by Kearny Financial’s current Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees would be unable or would decline to serve, if elected.

Kearny Financial’s Board of Directors recommends a vote “FOR” the election of the nominees for director named in this Proxy Statement.

Directors and Executive Officers of Kearny Financial

The following table sets forth for each nominee, continuing director and executive officer of Kearny Financial and Kearny Bank, as applicable: name, positions with Kearny Financial, age, year of first election or appointment and expiration of current term if a director.

Name and Positions with Company	Age as of June 30, 2018	Year First Elected or Appointed	Current Term to Expire

BOARD NOMINEES FOR TERM TO EXPIRE IN 2021

John N. Hopkins	71	2002	2018
Director
Craig L. Montanaro	51	2010	2018
President and Chief Executive Officer, Director
Leopold W. Montanaro	78	2003	2018
Director
Catherine A. Lawton	61	2018	2018
Director

DIRECTORS CONTINUING IN OFFICE

John J. Mazur, Jr.	64	1996	2019
Chairman of the Board, Director
Matthew T. McClane	81	1994	2019
Director
John F. McGovern	57	1999	2019
Director
Raymond E. Chandonnet	52	2015	2019
Director
Theodore J. Aanensen	73	1986	2020
Director
Joseph P. Mazza	74	1993	2020
Director
John F. Regan	73	1999	2020
Director
Christopher Petermann	59	2015	2020
Director
Charles J. Pivirotto	63	2018	2020
Director

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Eric B. Heyer	56	2009
Senior Executive Vice President, Chief Operating Officer
Keith Suchodolski	38	2018
Executive Vice President, Chief Financial Officer
Patrick M. Joyce	53	2002
Executive Vice President, Chief Lending Officer
Erika K. Parisi	53	2002
Executive Vice President, Director of Customer Relationship Management Analytics
Thomas D. DeMedici	57	2017
Executive Vice President, Chief Credit Officer
Anthony V. Bilotta, Jr.*	57	2018
Executive Vice President, Chief Banking Officer

* Officer of Kearny Bank only.

Business Experience and Qualifications of Directors

The Board of Directors believes that the many years of service that our directors have had with Kearny Financial and Kearny Bank or with other financial institutions is one of the directors’ most important qualifications for service on the Board of Directors. This service has given them extensive knowledge of the business of Kearny Bank and Kearny Financial. Furthermore, their service on Board of Directors’ committees, especially in areas of audit, compliance and compensation is critical to their ability to oversee the management of Kearny Bank by our executive officers. Service on the Board of Directors by the Chief Executive Officer is critical to aiding the outside directors to understand the crucial and complicated issues that are common in Kearny Bank’s business. Each outside director brings special skills, experience and expertise to the Board of Directors as a result of their other business activities and associations.

Nominees for Director

John N. Hopkins retired in March 2011 as Chief Executive Officer of Kearny Financial and Kearny Bank after serving in those positions since March 2010. Prior to March 2010, he served as President and Chief Executive Officer of Kearny Financial and Kearny Bank, positions he had held since 2002. He had served Kearny Bank as Executive Vice President from 1994 to 2002 and as Chief Financial Officer from 1994 to 1999. His career at Kearny Bank began in 1975. Mr. Hopkins was elected to serve as a Director in 2002 and currently serves on the Boards of Directors of Kearny Financial and Kearny Bank. He is a graduate of Fairleigh Dickinson University. Active in professional and charitable organizations, he served on several committees of the New Jersey Bankers Association and on the Board of Directors of TICIC, Inc., a consortium that provides long-term financing for affordable and senior housing in New Jersey. He also served as Chairman of the Board of Trustees of Clara Maass Medical Center, Director Emeritus of the Rutherford Senior Citizens Center (55 Kip Center), Chairman of the board of Trustees of West Hudson Hospital in Kearny and was a member of the Board of Trustees of the St. Barnabas Healthcare System (now RWJ Barnabas Health). His many years of service in the operations of Kearny Bank and his past duties as Chief Executive Officer of Kearny Financial and Kearny Bank bring a special knowledge of the financial, economic and regulatory challenges we face which makes him well suited to counseling the Board on these matters.

Catherine A. Lawton retired in July 2018 from her full-time position as a principal in the investment banking group of Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”), a full-service investment bank serving the financial institutions industry. She remains employed by the firm in a consulting capacity. During her 25-year career at Sandler O’Neill, Ms. Lawton was responsible for providing a wide range of investment banking services to community banks and thrifts, including general strategic planning, mergers and acquisitions, and public and private capital raising transactions. From 1993 to 2004, Ms. Lawton also served as Sandler O’Neill’s general counsel. Ms. Lawton holds a Bachelor of Science in Business Administration from Georgetown University and a Juris Doctor from the University of Virginia School of Law. Prior to joining Sandler O’Neill, Ms. Lawton spent nine years in the corporate and banking group of a large New York law firm advising financial institutions, and prior to that she was a certified public accountant with KPMG. Ms. Lawton brings a deep knowledge of markets and valuation to the Board, together with a strength in corporate governance, risk assessment and general financial matters.

Craig L. Montanaro was appointed President and Chief Executive Officer of Kearny Financial and Kearny Bank in April 2011. Prior to that time, he had served as President and Chief Operating Officer since April 2010. He previously performed the duties of Senior Vice President and Director of Strategic Planning for Kearny Bank and Kearny Financial from 2005 to March 2010 and from 2003 to 2004 served as Vice President and Regional Branch Administrator. He is a 1988 graduate of Syracuse University earning a Bachelor’s Degree in finance and marketing and in 2000 received his MBA from Fairfield University. He also received a Graduate Degree in banking from the National School of Banking at Fairfield University. Mr. Montanaro, formerly employed by West Essex Bank as Senior Vice President and Chief Operating Officer, joined Kearny Bank when that bank was acquired by Kearny Bank in 2003. West Essex Bank had employed him beginning in 1988. In addition to solid management and administrative skills, his knowledge and understanding of the financial, economic, social and regulatory environments make him a valuable asset to Kearny Financial, Kearny Bank and to the Board of Directors. Craig L. Montanaro is the son of Director Leopold W. Montanaro.

Leopold W. Montanaro is retired and was the Chairman, President and Chief Executive Officer of West Essex Bancorp, Inc. and West Essex Bank, located in Caldwell, New Jersey, until that bank was acquired by Kearny Financial on July 1, 2003. He was employed by West Essex Bank beginning in 1972. He serves as a director of Kearny Bank and Kearny Financial as well as the KearnyBank Charitable Foundation. His past service as President of a financial institution, director on the board of the Federal Home Loan Bank of New York, Chairman of the Board of Directors of the New Jersey Thrift and Bankers Association and his participation in our local community for 50 years brings special knowledge of the financial, economic and regulatory challenges we face as well as knowledge of the local economy and business opportunities for Kearny Bank. He is the father of Craig L. Montanaro, President and Chief Executive Officer of Kearny Bank and Kearny Financial.

Continuing Directors with Terms to Expire in 2019

Raymond E. Chandonnet is the founder of BankStrategies.net, an advisory firm that provides balance sheet and earnings strategy consulting and training to participants in the bank and credit union ecosystem, and that partners with best-in-class service providers to deliver new products and services to banks and credit unions. His firm’s clients include banks and credit unions, Federal Home Loan Banks, regulators, public accounting firms, and FinTech companies. Mr. Chandonnet founded the firm in 2015 after retiring from Sandler O’Neill in 2014, where he had served as a partner and Chief Balance Sheet Strategist since 2007. Prior to joining Sandler O’Neill, he was head of Bank Strategy for JPMorgan Securities, Lehman Brothers, and First Union Capital Markets. Mr. Chandonnet was appointed to serve on the Board of Directors of Kearny Financial Corp. and the Board of Directors of Kearny Bank on December 23, 2015. He is a frequent publisher and speaker on a wide range of issues related to bank financial management and holds a Master’s Degree in finance from Bentley College Graduate School of Business in Waltham, MA and a Bachelor’s Degree in Computer Science from Merrimack College in North Andover, MA. Mr. Chandonnet’s background brings a strong understanding of accounting, regulatory and tax issues to the Board along with his beneficial knowledge of balance sheet structure and strategies and his familiarity with Information Technology and FinTech.

John J. Mazur, Jr. is the President/Chief Executive Officer of Elegant Desserts, a wholesale bakery located in Lyndhurst, New Jersey, that sells gourmet cakes locally and nationally. A 1976 graduate of Villanova University, he opened this business in 1994. From 1976 to 2003, he was also a partner and general manager of Mazur’s Bakery, in Lyndhurst, New Jersey, a family owned business that operated from 1936 until 2003 when it was sold. He became Chairman of the Board of Directors of Kearny Financial and Kearny Bank in January 2004. Mr. Mazur is a resident of New Jersey and serves on the Board of the Meadowlands Chamber of Commerce as well as the Board of Felician University and is Vice Chairman of the Board of the Meadowlands YMCA. Mr. Mazur brings strong marketing and sales skills to the Board as well as a wide range of experience in business management and employee relations.

Matthew T. McClane retired in 2002 as President and Chief Executive Officer of Kearny Bank after serving in that position since 1994 and as President and Chief Executive Officer of Kearny Financial after serving in those positions since 2001. After graduating from St. Peter’s College and serving in the U.S. Army Reserves, he began his career with Kearny Bank in December of 1967. His many years of service included a wide range of responsibility for operations and human resources at Kearny Bank, which together with his past duties as Chief Executive Officer of Kearny Financial and Kearny Bank bring a special insight and knowledge of personnel challenges along with financial, economic and regulatory challenges we face. This acute insight and knowledge makes him well suited to educating the Board on these matters. Mr. McClane is also active in the local community as a member, past President and current Secretary of the Optimist Club of Kearny, New Jersey.

John F. McGovern has worked as a self-employed Certified Public Accountant (“CPA”) and Certified Financial Planner (“CFP”) since 1984 and holds the designation of Personal Financial Specialist (“PFS”) from the American Institute of Certified Public Accountants. Since 2001, he has been a federally registered investment advisor. Mr. McGovern is also the owner of McGovern Monuments, Inc. a monument sales and lettering company located in North Arlington, New Jersey that has been family owned and operated since 1924. He currently serves on the Board of Directors of Kearny Bank and Kearny Financial. Mr. McGovern, as a CPA/PFS and CFP, has strong risk assessment, financial reporting and internal control expertise as well as extensive knowledge of accounting and regulatory issues. He has been designated as an audit committee financial expert under the Securities and Exchange Commission’s rules and regulations. Through his considerable experience as a CPA/PFS and CFP, Mr. McGovern provides an essential understanding of public accounting and financial matters to the Board. As a resident of New Jersey, he is involved in local and community organizations including the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants.

Continuing Directors with Terms to Expire in 2020

Theodore J. Aanensen is an owner and President of Aanensen’s, a luxury home remodeling and custom cabinetry company established in Kearny, New Jersey in 1951. A graduate of Upsala College in 1966, he has been President of Aanensen’s since 1982. He served as Chairman of the Board of Kearny Bank from January 2000 through January 2004 and as Chairman of the Board of Kearny Financial from March 2001 through January 2004. He currently serves on the Board of Directors of Kearny Bank and Kearny Financial. With over 50 years of business experience, Mr. Aanensen has strong leadership, sales and customer assessment skills. Mr. Aanensen has developed a broad understanding of Kearny Bank’s industry based on his service on the Board of Directors since 1986, strengthening the Board’s collective knowledge of our business and the policies and practices of the Board as its governing body.

Joseph P. Mazza has been the sole owner of a dental practice in Rutherford, New Jersey since 1971. A graduate of Seton Hall University and the University of Pennsylvania, he currently serves on the Board of Directors of Kearny Bank and Kearny Financial. He also serves on the Delta Dental of New Jersey, Inc. Board of Trustees, where he is Chairman of the Audit Committee. He is also on the Board of Directors of the Rutherford Senior Citizens Center (55 Kip Center). Dr. Mazza has been active in both professional and charitable organizations and has over 40 years of business experience. He served in the U.S. Army from 1969 to 1971, both in the U.S. and in Vietnam, and then continued to serve in the U.S. Army Reserves as a Lieutenant Colonel through 1993. Dr. Mazza brings to the Board strong leadership and business management skills along with valuable experience relating to governance and ethical issues.

Christopher Petermann is a CPA, the Managing Partner at the New York City Office of O’Connor Davies, LLP and serves as Co-Partner-in-Charge for the Private Foundation Practice. He has over 30 years of specialized experience in accounting for exempt organizations and private foundations, as well as closely held businesses and financial services entities. Mr. Petermann was appointed to serve on the Board of Directors of Kearny Financial Corp. and the Board of Directors of Kearny Bank on December 23, 2015. As a resident of New Jersey, he holds a number of professional committee and community board positions including involvement with the William F. Grupe Foundation, Partners for Health, NJ Symphony Orchestra along with the American Institute of Certified Public Accountants, the New Jersey Society of Certified Public Accountants and the New York State Society of Certified Public Accounts. Mr. Petermann provides proficient guidance relative to financial reporting, accounting and tax matters as well as internal control and governance issues as an independent director. Mr. Petermann holds a Bachelor of Science degree in accounting from Bucknell University.

Charles J. Pivirotto is a CPA and the Managing Shareholder at Pivirotto & Company, CPA’s, PA, Fairfield, NJ. Mr. Pivirotto served on the Board of Clifton Bancorp Inc. (“Clifton”) and Clifton Savings Bank and was the Audit Committee Chairman of Clifton from February 2007 to April 2018 when Clifton was acquired by Kearny Financial. A graduate of William Paterson University, Mr. Pivirotto currently serves on the Board of Directors of Kearny Bank and Kearny Financial Corp. He has been awarded a Certificate of Educational Achievement by the American Institute of CPA’s Continuing Professional Education Division for “Tax Planning and Advising for Closely Held Businesses.” He is a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants. Mr. Pivirotto’s extensive expertise in financial reporting, accounting and tax matters and regulatory and compliance issues provide the Board with broad and valuable risk assessment, financial reporting, internal control and business management insight.

John F. Regan now retired, was the majority shareholder and President of two automobile sales and service companies, DeMassi Pontiac, Buick and GMC, located in Riverdale, New Jersey and Regan Pontiac, Buick and GMC, located in Long Island City, New York since 1995. Both companies closed in March 2009, and in July 2009, both companies filed for bankruptcy. He currently serves on the Board of Directors of Kearny Bank and Kearny Financial. Mr. Regan’s involvement in our local community brings knowledge of the local economy and business opportunities for Kearny Bank. Mr. Regan, while operating his automobile business, developed solid leadership and business management skills as well as a depth of knowledge in the areas of operational efficiency and effectiveness which are a valuable asset to the Board.

Business Experience and Qualifications of Executive Officers Who Are Not Directors

The business experience for the past five years of each of our executive officers who are not directors is set forth below. Unless otherwise indicated, the executive officer has held his or her position for the past five years. William C. Ledgerwood retired from his position as Senior Executive Vice President and Chief Operating Officer of Kearny Financial and Kearny Bank effective July 1, 2018 and will be retiring as an executive officer of Kearny Financial and Kearny Bank effective as of December 31, 2018.

Eric B. Heyer was appointed Senior Executive Vice President and Chief Operating Officer in July 2018, having previously served as Executive Vice President and Chief Financial Officer since April 2014 and as Senior Vice President and Chief Financial Officer since April 2011. He became First Vice President and Chief Accounting Officer of Kearny Financial in October 2009 and of Kearny Bank in July 2009. Mr. Heyer had previously served as Senior Vice President, Treasurer and Chief Financial Officer of American Bancorp of New Jersey, Inc. from 1997 until its acquisition by Investors Bancorp, Inc. in May 2009.

Keith Suchodolski was appointed Executive Vice President and Chief Financial Officer of Kearny Financial and Kearny Bank in July 2018, having previously served as Senior Vice President, Corporate Finance and Chief Accounting Officer since March 2018, Senior Vice President and Controller since June 2014 and First Vice President and Controller since January 2013. Mr. Suchodolski had previously served as the Controller of various financial institutions in the Mid-Atlantic region since 2005 and has been employed within the banking industry since 2001. Mr. Suchodolski holds a Master of Business Administration degree, with a specialization in Finance, from Fairleigh Dickinson University and a Bachelor of Science degree from Ramapo College of New Jersey.

Patrick M. Joyce was appointed Executive Vice President and Chief Lending Officer of Kearny Bank in April 2014, previously serving as Senior Vice President and Chief Lending Officer of Kearny Bank since 2002 and as Vice President of loan originations from 1999 to 2002. He was formerly employed by South Bergen Savings Bank as an Assistant Corporate Secretary and as a loan originator. He joined South Bergen Savings Bank in 1985. He joined Kearny Bank when South Bergen Savings Bank was acquired by Kearny Bank in 1999.

Erika K. Parisi was appointed Executive Vice President and Director of Customer Relationship Management Analytics of Kearny Bank in June 2016, previously serving as Executive Vice President and Branch Administrator of Kearny Bank since April 2014, and as Senior Vice President and Branch Administrator of Kearny Bank since 2002 and Vice President and Branch Administrator from 1999 to 2002. She was formerly employed by South Bergen Savings Bank as Vice President/Branch Administrator and joined Kearny Bank when South Bergen Savings Bank was acquired by Kearny Bank in 1999. She joined South Bergen Savings Bank in 1991. Ms. Parisi holds a Bachelor of Science degree, majoring in accounting, from the State University of New York at Albany.

Thomas D. DeMedici was appointed Executive Vice President and Chief Credit Officer of Kearny Bank in June 2017, having previously served as Senior Vice President and Chief Credit Officer of Kearny Bank since September 2010. He is a seasoned Banking professional with over 34 years of banking experience. Mr. DeMedici during his career has held previous positions at other Banking institutions including Executive Vice President/Chief Lending Officer and President and Chief Operating Officer.

Anthony V. Bilotta, Jr. was appointed Executive Vice President and Chief Banking Officer of Kearny Bank effective June 2018. Mr. Bilotta is an experienced banker with more than 37 years of banking experience. Mr. Bilotta previously served as Executive Vice President and Director of Retail Banking of Peapack Gladstone Bank from 2013 until his appointment as an executive officer of Kearny Bank. Prior to Peapack Gladstone Bank, Mr. Bilotta held executive positions at a variety of financial institutions.

Corporate Governance Matters

Board Independence

The Board of Directors determines the independence of each director and director nominee in accordance with Nasdaq Stock Market rules, which include all elements of independence as set forth in the listing requirements for Nasdaq securities. The Board of Directors has determined that Messrs. Aanensen, Mazza, Regan, Mazur, McClane, McGovern, Hopkins, Petermann, Chandonnet and Pivirotto and Mses. Cisco and Lawton are “independent” within the meaning of such standards. In determining the independence of our directors and director nominees, the Board of Directors considered certain transactions, relationships and arrangements between the Company and its directors and director nominees that are not required to be disclosed in this Proxy Statement under the heading “Transactions With Certain Related Persons,” including Ms. Lawton’s relationship to the Company through Sandler O’Neill, which provides brokerage services to the Company, due to her current employment and the employment of her step-daughter at Sandler O’Neill.

Section 16(a) Beneficial Ownership Reporting Compliance

Kearny Financial’s common stock is registered with the Securities and Exchange Commission pursuant to Section 12(b) of the Exchange Act. The executive officers and directors of Kearny Financial, and beneficial owners of greater than 10% of Kearny Financial’s common stock, are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of Kearny Financial’s common stock. The Securities and Exchange Commission rules require disclosure in Kearny Financial’s Proxy Statement or Annual Report on Form 10-K of the failure of an executive officer, director or 10% beneficial owner of Kearny Financial’s common stock to file a Form 3, 4, or 5 on a timely basis. Based on Kearny Financial’s review of ownership reports and confirmations by executive officers and directors, Kearny Financial believes that, during the 2018 fiscal year, its officers, directors and beneficial owners of greater than 10% of its common stock timely filed all required reports.

Codes of Ethics

The Company has adopted a Code of Ethics that reflects current circumstances and Securities and Exchange Commission and Nasdaq definitions for such codes. The code of business conduct and ethics covers the Company, Kearny Bank and other subsidiaries. Among other things, the code of business conduct and ethics includes provisions regarding honest and ethical conduct, conflicts of interest, full and fair disclosure, compliance with law, and reporting of and sanctions for violations. The code applies to all directors, officers and employees of the Company and subsidiaries. We have posted a copy of the Code of Ethics (referred to as Conflicts of Interest & Code of Conduct) on our corporate website, at www.kearnybank.com, on the “Company Info” tab under the link “Governance Documents.” As further matters are documented, or if those documents (including the Code of Ethics) are changed, waivers from the code of business conduct and ethics are granted, or new procedures are adopted, those new documents, changes and/or waivers will be posted on the corporate website at that address.

Transactions With Certain Related Persons

In connection with the merger of Clifton with and into the Company, the Company entered into a Non-Competition Agreement and a Settlement Agreement with Paul M. Aguggia, both of which became effective April 2, 2018, the same date the Company acquired Clifton and Mr. Aguggia became a director of the Company. Mr. Aguggia was Chairman of the Board, President and Chief Executive Officer of Clifton at the time the agreements were signed. Under the Non-Competition Agreement, Mr. Aguggia has agreed not to compete with Kearny Bank for six months following the date of the merger and not to solicit business, customers or employees of Kearny Bank for two years following the date of the merger. In exchange for the agreement not to compete or solicit, the Company agreed to pay Mr. Aguggia $655,000, the full amount of which was paid on April 2, 2018. The Settlement Agreement superseded Mr. Aguggia’s employment agreements with Clifton and its wholly owned subsidiary, Clifton Savings Bank. In exchange for termination of the employment agreements and any payments or rights to which Mr. Aguggia was entitled thereunder, the Company agreed to pay Mr. Aguggia $1,405,827, the full amount of which will be paid in October 2018.

Except for as described in the preceding paragraph, since the beginning of the last fiscal year, no directors, executive officers or their immediate family members have had a direct or indirect material interest in any transactions in which we or any subsidiary were a participant involving an amount in excess of $120,000 (other than loans from Kearny Bank).

Kearny Bank makes loans to its executive officers, directors and employees in the ordinary course of business. Kearny Bank has adopted written policies governing these loans. In accordance with federal regulations, all such loans or extensions of credit were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Kearny Bank and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved in advance by the Board of Directors with any interested director abstaining. Loans to insiders are monitored on a monthly basis to ensure continued compliance with Kearny Bank’s lending policies.

The Nominating and Corporate Governance Committee is responsible for reviewing transactions with directors, executive officers and their family members, for the purpose of determining whether the transactions are in compliance with our policies and should be ratified and approved.

Board Leadership Structure and Role in Risk Management

Under the Board of Directors’ current leadership structure, the offices of Chairman of the Board and Chief Executive Officer are held by separate individuals. John J. Mazur, Jr. serves as Chairman of the Board of Directors. Mr. Mazur is an independent director and does not serve in any executive capacity with the Company. The Company’s Chief Executive Officer is Craig L. Montanaro. Although the offices of Chairman of the Board and Chief Executive Officer are currently held by separate individuals, the Board of Directors has not made a determination that this is the appropriate leadership structure for the Board of Directors in all circumstances and reserves the right to combine these offices in the future if deemed appropriate under the circumstances.

The Board of Directors has general authority over the Company’s risk oversight function, with authority delegated to the Enterprise Risk Management Committee to review risk management policies and practices in specific areas of the Company’s business. The Audit & Compliance Committee is primarily responsible for providing oversight of the financial reporting process, the audit process, the system of internal controls and compliance with laws and regulations. The Audit & Compliance Committee works closely with officers involved in the risk management function and the internal audit staff who report directly to the Audit & Compliance Committee.

Operation of the Board of Directors

During the fiscal year ended June 30, 2018, the Board of Directors of Kearny Financial held 19 meetings. During the year ended June 30, 2018, no director attended fewer than 75% of the total meetings of the Board of Directors and committees on which he or she served during the period for which he or she had been a director. The Board of Directors maintains an Audit & Compliance Committee, a Budget Committee, an Executive Committee, an Interest Rate Risk Management Committee, an Asset Quality Committee, an Enterprise Risk Management Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, an Information Technology Committee and a Benefits Equalization Plan Administrative Committee. There were two executive sessions of the Board of Directors held during the fiscal year ended June 30, 2018. All independent directors serving at the time an executive session of the Board of Directors was called attended such executive session.

Enterprise Risk Management Committee. This committee consists of Directors Hopkins (Chair), Chandonnet, McGovern, Montanaro (Leopold), Regan and Aguggia. The responsibilities of this committee encompass determining the Company’s appropriate level of risk and strategy, monitoring management’s implementation thereof, identifying and managing multiple and cross-enterprise operational and strategic risks and monitoring the Company’s overall risk position. This committee is scheduled to meet quarterly and met four times during the year ended June 30, 2018.

Compensation Committee. This committee consists of Directors Aanensen (Chair), Regan and Petermann. Each member of the Compensation Committee is independent in accordance with the current listing standards of The Nasdaq Stock Market, including the enhanced independent requirements for compensation committee members of listed companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Board of Directors has adopted a written charter for the Compensation Committee which is available on our website at www.kearnybank.com on the “Company Info” tab under the link “Governance Documents.” The responsibilities of this committee include appraisal of the performance of executive officers, administration of management compensation plans and review of directors’ compensation. This committee reviews industry compensation surveys and reviews the recommendations of management on employee compensation matters. This committee meets as needed and met seven times during the year ended June 30, 2018.

Audit & Compliance Committee. This committee consists of Directors McGovern (Chair), Mazur, Mazza and Petermann. Each member of the Audit & Compliance Committee is independent in accordance with the listing standards of The Nasdaq Stock Market, including those standards specifically applicable to audit committee members. The Board of Directors has determined that John F. McGovern is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission. This committee’s responsibilities include oversight of the internal audit and regulatory compliance activities and monitoring management and employee compliance with the Board of Directors’ audit policies and applicable laws and regulations. This committee is directly responsible for the appointment, compensation, retention and oversight of the work of the external auditors. The Board of Directors has adopted a written charter for the Audit & Compliance Committee, which governs its composition, responsibilities and operation. A copy of this charter is available on our website at www.kearnybank.com on the “Company Info” tab under the link “Governance Documents.” This committee meets monthly and also periodically with the internal auditor, the compliance officer and the external auditors and met 16 times during the year ended June 30, 2018.

Audit & Compliance Committee Report. For the fiscal year ended June 30, 2018, the Audit & Compliance Committee: (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the Company’s independent auditor for the fiscal year ended June 30, 2018, Crowe, all matters required to be discussed in accordance with the Standards of the Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communication with Audit Committees”; and (iii) received from Crowe written disclosures and the letter concerning the firm’s independence with respect to the Company, as required by Rule 3520 of the Public Company Accounting Oversight Board. Based on the foregoing review and discussions, the Audit & Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 for filing with the Securities and Exchange Commission.

This Audit & Compliance Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Kearny Financial specifically incorporates this information by reference, and shall not otherwise be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission under such Acts.

Audit & Compliance Committee:	John F. McGovern (Chair)
John J. Mazur, Jr.
Joseph P. Mazza
Christopher Petermann

Nominating and Corporate Governance Committee. This committee consists of Directors Mazur (Chair), Aanensen, McGovern and Petermann and is responsible for, among other things, the annual selection of nominees for election as directors. Each member of the Nominating and Corporate Governance Committee is independent in accordance with the listing standards of The Nasdaq Stock Market. This committee operates under a written charter, which governs its composition, responsibilities and operations. A copy of this charter is available on our website at www.kearnybank.com on the “Company Info” tab under the link “Governance Documents.” The committee meets as needed and met five times during the year ended June 30, 2018.

The charter states that in evaluating candidates for nomination, the Nominating and Corporate Governance Committee will consider, among other things, the candidates’ knowledge (including relevant industry knowledge), understanding of the Company’s business, experience, skills, substantive areas of expertise, financial literacy, innovative thinking, business judgment, achievements, independence, personal and professional integrity, character, reputation, ability to represent the interests of all stockholders, time availability in light of other commitments, dedication, absence of conflicts of interest, diversity and other factors required to be considered under applicable laws, rules or regulations or that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board of Directors. The Nominating and Corporate Governance Committee may consider diversity in market knowledge, background, experience, qualifications, and other factors as part of its evaluation of each candidate.

The Company does not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Nominating and Corporate Governance Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of the Company and Kearny Bank. Additionally, the Nominating and Corporate Governance Committee will consider persons recommended by stockholders of the Company in selecting the individuals the Nominating and Corporate Governance Committee recommends to the Board of Directors for selection as the Board of Directors’ nominees. The Nominating and Corporate Governance Committee will evaluate persons recommended by directors or officers of the Company or Kearny Bank and persons recommended by stockholders in the same manner.

To be considered in the Nominating and Corporate Governance Committee’s selection of individuals the Nominating and Corporate Governance Committee recommends to the Board of Directors for selection as the Board of Directors’ nominees, recommendations from stockholders must be received by the Company in writing by at least 120 days prior to the date the proxy statement for the previous year’s annual meeting was first distributed to stockholders. Recommendations should identify the submitting stockholder, the person recommended for consideration and the reasons the submitting stockholder believes such person should be considered.

Kearny Financial’s bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Kearny Financial not less than 110 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, a stockholder’s written notice shall be timely only if delivered or mailed to and received by the Secretary of Kearny Financial at the principal executive office of the corporation no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made.

Management believes that it is in the best interest of Kearny Financial and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

Compensation Discussion and Analysis (“CD&A”)

This section discusses the Company’s executive compensation philosophy, guidelines and programs, and the material factors affecting the Company’s decisions regarding the compensation of its senior executives. This CD&A is presented to give our stockholders a clear and comprehensive picture of the Company’s executive compensation program, and its individual components. The Named Executive Officers (“NEOs”) for fiscal year 2018 are:

•	Craig L. Montanaro, President and Chief Executive Officer (“CEO”)

•	William C. Ledgerwood, Sr. Executive Vice President and Chief Operating Officer (“COO”)

•	Patrick M. Joyce, Executive Vice President and Chief Lending Officer (“CLO”)

•	Eric B. Heyer, Executive Vice President and Chief Financial Officer (“CFO”)

•	Erika K. Parisi, Executive Vice President, Director of Customer Relationship Management Analytics

At the end of fiscal year 2018, the Company’s Board of Directors promoted Eric B. Heyer to Senior Executive Vice President and Chief Operating Officer. Mr. Heyer has served as the Company’s Executive Vice President and Chief Financial Officer since April 2014, after previously serving the Company as Senior Vice President and Chief Financial Officer from April 2011 to April 2014. Mr. Heyer assumed the responsibilities of William C. Ledgerwood, Senior Executive Vice President and Chief Operating Officer, who retired from his position as Senior Executive Vice President and Chief Operating Officer effective July 1, 2018 and will be retiring as an executive officer of Kearny Financial and Kearny Bank effective December 31, 2018. Mr. Heyer began his new position effective July 1, 2018, with Mr. Ledgerwood supporting this transition through the end of 2018.

Executive Summary

Business Performance Achievements. Fiscal year 2018 was an exciting year for the Company. On April 2, 2018, led through the efforts of the senior management team, Kearny Financial, announced the successful closing of its acquisition of Clifton and its wholly-owned subsidiary Clifton Savings Bank. This transaction enhanced the Company’s footprint across the northern New Jersey markets, increasing the Company’s presence to 54 full service banking locations across New Jersey.

The acquisition of Clifton is directly aligned with the Company’s strategy to continue to grow and diversify its balance sheet while increasing earnings and prudently managing capital to promote long-term growth in stockholder value. The following are additional noteworthy highlights for the fiscal year ended June 30, 2018:

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For the fiscal year ended June 30, 2018, the Company reported net income of $19.6 million, or $0.24 per basic and diluted share. The results represent an increase of $993,000 compared to net income of $18.6 million, or $0.22 per basic and diluted share, for the fiscal year ended June 30, 2017. These results include $6.7 million in merger-related expenses associated with the Company’s acquisition of Clifton. The Company estimates that such expenses adversely impacted net income by approximately $5.1 million for the fiscal year. Net income for the fiscal year also reflected the effects of federal income tax reform that was codified through the passage of the Tax Cuts and Jobs Act (the “Act”) during the quarter ended December 31, 2017. The Act permanently reduced the Company’s federal income tax rate from 35% to 21% while also including other provisions that altered the deductibility of certain recurring expenses recognized by the Company. The provisions of the Act positively impacted the Company’s earnings during the second half of fiscal 2018. However, the passage of the Act resulted in a $3.5 million net reduction in the carrying value of the Company’s deferred income tax assets and liabilities with an equal and offsetting charge to income tax expense during the quarter ended December 31, 2017.

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The Company’s aggregate loan portfolio increased by $1.26 billion, or 38.7%, from $3.25 billion, or 67.4% of total assets, at June 30, 2017. The Company’s return on average assets totaled 0.37% compared to 0.40% for the prior year ended June 30, 2017. The Company’s return on average assets for the year ended June 20, 2018 reflected the impacts arising from federal income tax reform and merger-related expenses.

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The Company increased its regular quarterly cash dividend payable to stockholders by $0.01 from $0.03 per share declared and paid during the quarters ended September 30, 2017, December 31, 2017 and March 31, 2018, to $0.04 per share declared and paid during the quarter ended June 30, 2018. In addition, the Company paid a special cash dividend of $0.12 per share to its stockholders in October 2017. The Company continues to evaluate its dividend policies and practices in relation to its capital management and stockholder value objectives.

•

In April 2018, the Company completed the repurchase of its shares of capital stock under its second share repurchase program announced in May 2017 through which it authorized the repurchase of 8,559,084 shares, or 10%, of the Company’s outstanding shares. The shares associated with this second program were repurchased at a total cost of $122.0 million and at an average cost of $14.25 per share.

•

In May 2018, the Company announced a third share repurchase program through which it authorized the repurchase of 10,238,557 shares, or 10%, of the Company’s outstanding shares. Through June 30, 2018, the Company repurchased a total of 2,695,460 shares, or 26.3% of the shares authorized for repurchase under this third program, at a total cost of $38.4 million and at an average cost of $14.23 per share.

“Say On Pay” Vote. On October 26, 2017, stockholders were asked to vote on a non-binding resolution to approve the compensation for the NEOs, commonly referred to as a “say on pay” vote. The resolution was approved with a 96.5% affirmative vote, demonstrating strong support of the Compensation Committee’s executive pay decision.

Best Compensation Pay Policies & Practices. Our executive compensation program is grounded in the following policies and practices, which promote sound compensation governance, enhance our pay-for-performance philosophy and further align our executives’ interests with those of our stockholders:

	WHAT WE DO	WHAT WE DO NOT DO
✓	Significant emphasis on performance-based, “at-risk” compensation	x	No repricing and exchange of underwater options for cash or shares without stockholder approval
✓	Independent compensation consultant engaged by the Compensation Committee	x	No short vesting periods for awards of restricted stock and grants of stock options
✓	Annual risk assessments	x	No excise tax gross-ups in our employment agreements
✓	Compensation recoupment “claw-back” policy	x	No significant perquisites
✓	Share ownership guidelines	x	No “single trigger” change in control severance

Compensation Actions At-A-Glance. Taking into account our performance, stockholder feedback and consistent with our compensation best-practices, the Compensation Committee took the following actions concerning the compensation of the NEOs:

•

Base Salaries: None of the NEOs received based salary increases through June 30, 2018. However, the Committee approved increases for four of the NEOs effective July 1, 2018. For details, please refer to page 24 of this CD&A.

•

Executive Management Incentive Program: Each of the NEOs participated in the Executive Management Incentive Program. Payouts for fiscal year 2018 were near target performance. For details, please refer to pages 24 - 26 of this CD&A.

•

Long-Term Equity Awards: On December 1, 2017, each of the NEOs long-term equity award grants partially vested under the stockholder-approved 2016 Equity Incentive Plan (the “2016 Plan”). The Board of Directors and Compensation Committee believe that our award of stock options and restricted stock under the 2016 Plan is consistent with market compensation practices, particularly in the context of second-step conversions as substantially all second-step conversion institutions adopt equity incentive plans and the intention to adopt such plan was disclosed in the Company’s second-step offering materials. The 2016 Plan provides the Company with the greater ability to attract, retain and motivate leadership to promote its growth, improve its performance and further align the interest of its executives with the interests of its stockholders. It also gives the Company the flexibility to provide, and more heavily rely upon, equity-based compensation awards, and reduce reliance on cash compensation, which will tie the compensation of the NEOs to the performance of our common stock. For details about the structure of the equity awards that were granted on December 1, 2016 and partially vested on December 1, 2017, please refer to page 26 of this CD&A.

What Guides our Executive Compensation Program

Compensation Philosophy and Objectives. Our compensation philosophy is driven by the following guiding principles that reinforce the critical connections between business performance, stockholder value creation and senior leadership:

•

Pay for Performance: A substantial portion of an NEO’s total compensation should be variable and contingent upon the attainment of certain specific and measurable annual- and long-term business performance objectives.

•

Stockholder Alignment: Executives should be compensated through a mix of components (base salaries, annual- and long-term incentives) designed to create long-term value for our stockholders, as well as foster a culture of ownership.

•

Competitiveness: Target compensation is set at a level that is competitive with that being offered to individuals holding similar positions at other organizations with which we compete for business and talent.

•	Attraction and Retention: The executive compensation program should enable Kearny Bank to retain superior executive talent, as well as attract additional top-tier leadership.

The Principal Components of Compensation. Our compensation philosophy is supported by the following principal components in our executive compensation program.

Compensation Component	Form	Purpose

Base Salary	Cash (Fixed)	Provide a fixed level of pay that recognizes the NEO’s scope of responsibilities, skills, performance and experience for the value of his or her role.

Executive Management Incentive Program	Cash (Variable)	Motivate and reward NEOs for achieving annual Company, business unit, and individual goals that support the long-term strategic plan.

Long-Term Equity Awards	Equity (Variable)	Provide incentives for NEOs to execute on longer-term financial/strategic growth goals that drive stockholder value creation and support the Company’s retention strategy.

The Decision Making Process. The Compensation Committee oversees the executive compensation program for the NEOs. The Compensation Committee is comprised of independent, non-employee members of our Board of Directors. The Compensation Committee works closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year and when considering and making any material long term equity awards. Details of the Compensation Committee’s authority and responsibilities are specified in the Compensation Committee’s charter, which can be found at https://kearnybank.com/Governance-Documents.aspx.

The Role of the Compensation Committee. The Compensation Committee reviews all compensation and awards to the NEOs. The Compensation Committee utilizes publicly available information to gather information related to compensation practices for executive officers of financial services companies in order to determine market competitive levels of compensation as well as reviewing internal pay levels within the executive group.

The Compensation Committee considers a variety of factors as it evaluates compensation for each officer including:

•	the Company’s overall financial performance as compared to budget and prior year’s performance;

•	bank regulatory compliance and examination results;

•

bank performance metrics compared to other financial services companies in our market area, including return on assets, loan and deposit growth, level of non-performing loans, and other risk management metrics; and

•

the individual achievements of each officer in their respective areas of responsibility; and the market competitiveness of the Company’s compensation and benefits programs applicable to its executive management.

The Compensation Committee also considers the potential risks to which the incentive compensation programs may expose the Company, and the established policies, controls, and procedures of the Company and Kearny Bank that exist to protect against such risks to the Company (See “Compensation Risk Assessment”).

The Role of Management. Upon the request of the Compensation Committee, the CEO may be asked to provide input in regard to the performance and compensation of his direct reports. The Compensation Committee takes this information under advisement; the Compensation Committee makes its decisions independently and regularly hosts executive sessions. The CEO may not be present during voting or deliberations on his compensation.

The Role of the Independent Consultant. The Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. During fiscal year 2018, the Compensation Committee retained the services of Pearl Meyer & Partners LLC (“Pearl Meyer”), an independent compensation consulting firm.

A representative from Pearl Meyer attends the Compensation Committee meetings upon request for the purpose of reviewing compensation data with the Compensation Committee and participating in general discussions on compensation for the NEOs. While the Compensation Committee considers input from Pearl Meyer when making compensation decisions, the Compensation Committee’s final decisions reflect many factors and considerations.

Pearl Meyer reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee has analyzed whether the work of Pearl Meyer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by Pearl Meyer; (ii) the amount of fees from the Company paid to Pearl Meyer as a percentage of Pearl Meyer’s total revenue; (iii) Pearl Meyer’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Pearl Meyer or the individual compensation advisors employed by Pearl Meyer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Pearl Meyer or the individual compensation advisors employed by Pearl Meyer. The Compensation Committee has determined, based on its analysis of the above factors, among others, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Company has not created any conflict of interest.

The Role of Benchmarking. It is the Compensation Committee’s goal to provide the NEOs with a total compensation package that is both competitive and reflective of the performance achieved by the Company compared to the performance achieved by the Company’s peers. The Compensation Committee periodically considers publicly-available data for informational purposes when making its compensation-related decisions. However, market data is not the sole determinant of the Company’s practices or executive compensation levels. When determining base salaries, incentive opportunities and annual equity grants for NEOs, the Compensation Committee also considers the performance of the Company and the individual, the nature of an individual’s role within the Company, as well as experience and contributions to his or her current role.

In setting compensation for fiscal year 2018, and consistent with historical practices, the Compensation Committee did not materially rely on a particular group of companies for benchmarking purposes. However, the Board and Compensation Committee considered a number of factors and received recommendations and analysis as needed from Pearl Meyer, the independent consultant engaged by the Compensation Committee.

However, in setting compensation for fiscal year 2019, the Compensation Committee engaged Pearl Meyer to review the compensation of its most senior executives, including the NEOs, to validate the appropriateness of the Company’s executive compensation pay levels and practices as compared to the market and provide a market-based framework for managing the executive compensation program and helping to guide decisions in the future. As part of this review and analysis, Pearl Meyer developed the following peer group, which consists of 17 publicly-traded commercial banks with assets between $4.6 billion and $9.8 billion:

Beneficial Bancorp, Inc.	OceanFirst Financial Corp.
ConnectOne Bancorp, Inc.	Provident Financial Services, Inc.
Customers Bancorp, Inc.	S&T Bancorp, Inc.
Dime Community Bancshares, Inc.	Tristate Capital Holdings, Inc.
First Commonwealth Financial Corporation	Tompkins Financial Corporation
Flushing Financial Corporation	TrustCo Bank Corp NY
Lakeland Bancorp, Inc.	United Financial Bancorp, Inc.
NBT Bancorp, Inc.	Univest Corporation of Pennsylvania
Northwest Bancshares, Inc.

For each of the peer companies, data regarding base salaries, annual incentives, and long-term incentives was obtained from their annual proxy statements. This data was supplemented with industry data collected from banking surveys. Survey data was narrowed to those companies with assets close to $6.0 billion.

The analysis showed that the NEOs, with the exception of Ms. Parisi, had base salary levels below the median of the market. And while aggregate total cash compensation (base salary and annual incentives) were positioned near the 25th percentile, annual incentive opportunities were lower than the market. As a result, for fiscal year 2019, the Committee approved increases to certain NEO’s base salaries and also made modifications to annual incentives. See the following pages for more detail.

Details of Compensation Components

Base Salary. Base salaries for executives and other officers are reviewed by the Compensation Committee on an annual basis. Salaries are reflective of the executive’s job responsibilities, job performance and experience, and the competitive market. Base salaries remained unchanged during fiscal 2018.

However, as mentioned above, after a comprehensive market analysis presented by Pearl Meyer, the Compensation Committee determined that base salary levels, with the exception of Ms. Parisi, were below the market median. To better align base salaries with the market, as well as recognize the significant efforts of the senior management team in fiscal year 2018, the Compensation Committee approved the following adjustments effective July 1, 2018.

Executive	Fiscal 2018 Base Salary ($)	Fiscal 2019 Base Salary ($)	% Change
Craig L. Montanaro	450,000	560,250	24.50%
William C. Ledgerwood	300,600	300,600	0.00%
Patrick M. Joyce	282,063	310,270	10.00%
Eric B. Heyer	271,160	342,000	26.12%
Erika K. Parisi	268,730	271,500	1.03%

Note that Mr. Heyer’s base salary increase also reflects his promotion to Senior Executive Vice President and Chief Operating Officer effective July 1, 2018.

Executive Management Incentive Program. All NEOs participate in the Executive Management Incentive Program (the “Program”). The Program is designed to recognize and reward executives for their annual contribution to Kearny Bank’s performance. Eligibility is limited to executives that have a significant impact on the success of the Company. The Program is a short-term cash incentive plan that directly ties annual cash awards to the Company’s performance as achieved across multiple performance measures. The performance measures and goals are defined each year and approved by the Compensation Committee.

Each executive has a scorecard that identifies the appropriate performance categories, weightings and target compensation opportunities as shown below. A table indicating the metrics, goals and actual performance for fiscal year 2018 is shown as a separate table later in this section.

	Performance Categories and Weightings
Executive	Target Opportunity	Earnings	Lending	Deposits	Asset Quality	Interest Rate Risk	Qualitative
Craig L. Montanaro	35%	50%	15%	15%	10%	10%	0%
William C. Ledgerwood	30%	50%	15%	15%	10%	10%	0%
Patrick M. Joyce	25%	30%	50%	10%	10%	0%	0%
Eric B. Heyer	25%	50%	15%	15%	0%	20%	0%
Erika K. Parisi	25%	50%	0%	0%	0%	0%	50%

The following outlines the performance measures in each category, the goal at target and the actual results for fiscal year 2018:

Performance Categories & Metrics	Target	Actual	% Achieved
Earnings
Net Income	$19,021,125	$27,417,412	144.14%
Return on Average Assets	0.38%	0.52%	135.85%
Earnings per Share	$0.25	$0.33	132.79%
Efficiency Ratio	72.22%	67.71%	115.62%
Lending
Total Loan Growth	$407,283,913	$245,891,418	60.37%
Deposits
Total Deposit Growth	$254,600,000	$153,207,591	60.18%
Asset Quality
Nonperforming Loan Ratio (%)	0.58%	0.37%	136.21%
Nonperforming Asset Ratio (%)	0.45%	0.27%	140.00%
Interest Rate Risk
EVE Sensitivity Risk Factor	(13.34%)	(12.73%)	102.28%
NII Sensitivity Y1 (M1-M12)	(4.01%)	(2.53%)	118.44%
NII Sensitivity Y2 (M13-M24)	(6.01%)	(4.33)%	113.95%

At the beginning of each year, a range of performance is established for each factor (Floor; Target; and Cap). Performance against each range determines the payout opportunity for each factor, ranging from 0% (not achieving minimal performance) to 125% (achieving exceptional performance) of the established target.

In order to ensure incentives are funded based on profits, there is a Kearny Bank “performance gate” that must be achieved in order to fund any awards beyond target payout levels. Kearny Bank must achieve at least 75% of its Net Income goal for any awards to be paid beyond target. If performance falls below 50% in any individual performance factor, no incentive compensation is paid on that measure. In addition, an overall floor is in place which eliminates any payments from being made if Net Income falls below 50% of target. For fiscal year 2018, the Net Income goal was at 144.14% of target and the performance gate was achieved.

The following table shows each NEO’s payout as a percentage of target on the five performance categories for fiscal year 2018 performance:

	Performance Categories
Executive	Payout at Target	Earnings	Lending	Deposits	Asset Quality	Interest Rate Risk	Qualitative	Payout Earned
Craig L. Montanaro	35.00%	25.43%	0.00%	0.00%	5.25%	4.31%	0.00%	34.99%
William C. Ledgerwood	30.00%	21.80%	0.00%	0.00%	4.50%	3.69%	0.00%	29.99%
Patrick M. Joyce*	25.00%	10.90%	3.53%	0.00%	3.75%	0.00%	0.00%	18.18%
Eric B. Heyer	25.00%	18.16%	0.00%	0.00%	0.00%	6.16%	0.00%	24.32%
Erika K. Parisi	25.00%	18.16%	0.00%	0.00%	0.00%	0.00%	14.84%	33.01%

*

Note that due to Mr. Joyce’s significant contributions and integral role in the successful acquisition of Clifton, the Compensation Committee decided to increase Mr. Joyce’s actual payout by 6.82%, or $19,245, so that his award was equal to target (as indicated in the chart below).

Executive	Base Salary ($)	Payout at Target ($)	Payout at Target (%)	Actual Payout Earned ($)	% of Base Salary
Craig L. Montanaro	450,000	157,500	35.00%	157,447	34.99%
William C. Ledgerwood	300,600	90,180	30.00%	90,150	29.99%
Patrick M. Joyce	282,063	70,516	25.00%	70,516	25.00%
Eric B. Heyer	271,160	67,790	25.00%	65,945	24.32%
Erika K. Parisi	268,730	67,183	25.00%	88,701	33.01%

Executive Management Incentive Program – Changes for Fiscal 2019. As part of its efforts to ensure the executive compensation program is aligned with the market and with the interests of its stockholders, as well as reflective of the Company’s business strategy, the Compensation Committee approved new incentive program scorecards for fiscal 2019. The new performance categories, weightings and target compensation opportunities are shown below:

	Performance Categories and Weightings
Executive	Target Opportunity	Earnings	Lending	Deposits	Asset Quality	Asset Growth	Qualitative
Craig L. Montanaro	40%	60%	10%	10%	10%	10%	0%
William C. Ledgerwood*	35%	60%	10%	10%	10%	10%	0%
Patrick M. Joyce	30%	60%	10%	10%	10%	10%	0%
Eric B. Heyer	35%	60%	10%	10%	10%	10%	0%
Erika K. Parisi	30%	60%	0%	0%	0%	10%	30%

*	Mr. Ledgerwood will be eligible for 50% of his target compensation opportunity in consideration for his continued service as an executive officer through December 31, 2018.

Long-Term Equity Incentive Compensation. The NEOs are eligible for long-term incentives, all of which are issued under the terms of our stockholder-approved 2016 Plan. The 2016 Plan provides incentives for executives to execute on longer-term performance goals that drive stockholder value creation, with an emphasis on performance-based vesting for restricted stock awards. It also supports the Company’s leadership retention strategy. The NEO’s received an equity grant on December 1, 2016 with shares vesting over a multi-year period under the following terms:

Type of Equity	Percentage of Award	Overview
Performance-Based Restricted Stock	50% of all restricted stock awards

•  Awards vest 20% per year over a five-year period commencing one year from the date of grant provided performance metrics are achieved.

•  Vesting depends on the achievement of pre-determined, annual return on average assets (“ROAA”) goals as established by the Compensation Committee, and for the year ended June 30, 2018, the ROAA target was 0.38%.

•  ROAA will be measured on a quarterly basis and averaged to calculate the ROAA used for the awards.

•  At the end of the performance year, actual performance against the goal will be measured.

•  Accomplishment of the goal results in full vesting of the amount of shares allocated to the year.

•  Awards scale depending on performance falling short or exceeding the goal.

Time-Based Restricted Stock	50% of all restricted stock awards	• Vesting: Awards vest 20% per year over a five-year period commencing one year from the date of grant. • Paid in Company shares at vesting.

Stock Options

•  Exercise price: 100% of fair market value on the grant date.

•  Vesting: Awards vest 20% per year over a five-year period commencing one year from the date of grant.

•  Exercise term: Maximum of 10 years (shorter exercise term upon termination of employment).

2018 Target Long-Term Equity Incentive Award Vesting. The table below shows the long-term incentive awards that vested for each of the NEOs on December 1, 2017:

NEO	Performance-Based Restricted Stock	Time-Based Restricted Stock	Stock Options
Craig L. Montanaro	25,000	25,000	108,000
William C. Ledgerwood	13,000	13,000	54,000
Patrick M. Joyce	8,500	8,500	30,000
Eric B. Heyer	9,500	9,500	30,000
Erika K. Parisi	5,000	5,000	20,000

For a more detailed description of the material factors utilized in the granting of the above-referenced restricted stock awards and stock options, please see “Executive Compensation - 2016 Equity Incentive Plan” below.

Other Compensation Guidelines, Practices and Policies

Stock Ownership Guidelines. The Board of Directors believes that it is in the best interest of the Company and its stockholders to align the financial interests of its executive officers and directors with those of stockholders. Accordingly, the Company has adopted Stock Ownership Guidelines for NEOs and Directors of Company that require the following minimum investment in Company common stock:

Position	Guideline
CEO	A number of shares having a market value equal to three times (3.0x) annual base salary
Other NEOs	A number of shares having a market value equal to two times (2.0x) annual base salary
Directors	A number of shares having a market value equal to four times (4.0x) annual cash retainer (excluding any committee fees)

Stock holdings are expected to be achieved within three (3) years from the later of either the implementation of the Stock Ownership Guidelines or, for NEOs, the starting employment date or, for directors, the date of first appointment to the Board of Directors. Stock ownership for NEOs and Directors is reviewed on an annual basis.

“Claw-Back” Provision. The executive compensation program includes a claw-back provision. In the event the Company or Kearny Bank is required to restate its financial statements, participants will be required to forfeit any incentive award earned or distributed during the period for which the restatement is required in excess of what they would have otherwise received based on restated results. The Compensation Committee has discretion in determining the application of claw-backs and the amounts to be reclaimed under this provision.

Anti-Hedging and Pledging Policy. The Company has adopted an anti-hedging and pledging policy, which prohibits directors and executive officers from engaging in or effecting any transaction designed to hedge or offset the economic risk of owning shares of Company common stock.

Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Company common stock would affect the value of the shares of Company common stock owned by an executive officer or director is prohibited. Cashless exercises of employee stock options are not deemed short sales and are not prohibited. This policy does not prohibit transactions in the stock of other companies.

The anti-hedging and pledging policy also prohibits directors and executive officers from holding Company securities in a margin account or pledging Company securities as collateral for any other loan. An exception to this prohibition may be granted, in the sole discretion of the Board of Directors or the Nominating and Corporate Governance Committee of the Board of Directors and may be based on any relevant factors, including the percentage of securities held by the individual that is currently pledged and the magnitude of aggregate pledged shares in relation to total shares outstanding, market value or trading volume. Other than 8,748 shares pledged by Craig L. Montanaro, 6,000 shares pledged by John J. Mazur, Jr. and 53,026 shares held by Joseph P. Mazza in a margin account, no shares are currently pledged by a director or executive officer.

Retirement Income. The NEOs are eligible to participate in benefit plans available to all employees, including the 401(k) Plan and the ESOP. Certain NEOs also participate in the related ESOP Benefits Equalization Plan, which provides benefits that would otherwise be limited under the ESOP due to IRS limits, and the frozen Kearny Bank defined benefit pension plan and the frozen Benefits Equalization Plan related to the defined benefit plan (each of which have been frozen as of July 1, 2007 so that future service or salary changes will not increase retirement benefits).

Compensation Risk Assessment. During fiscal year 2018, senior management conducted an updated Compensation Risk Assessment which concluded the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code historically limited the tax deductibility of annual compensation paid to our Chief Executive Officer and the three most highly paid executive officers listed in the summary compensation table other than the Chief Financial Officer, to $1 million, unless the compensation qualified as ‘performance-based (and the Company reserved the right to pay compensation that did not qualify as ‘performance-based’ from time to time).

The Tax Cuts and Jobs Act (the “Act”) made significant changes to Section 162(m), including the elimination of the performance-based compensation exception effective for taxable years beginning after December 31, 2017 and expansion of the deduction limit to all NEOs. As a result, the Company will no longer be able to take a deduction for any compensation paid to its NEOs in excess of $1 million unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Compensation Committee’s practice is to structure compensation programs offered to the executive officers with a view to providing incentives necessary to attract, retain and reward our executive officers. While the Committee will continue to take into consideration tax effectiveness of its compensation decision-making, the Committee may in certain circumstances decide to exceed the deductibility limit under Section 162(m) or to otherwise pay non-deductible compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018.

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” and shall not otherwise be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission under such Acts.

Executive Compensation

Summary Compensation Table. The following table sets forth for the fiscal years ended June 30, 2018, 2017 and 2016 certain information as to the total compensation paid to our President and Chief Executive Officer, Senior Executive Vice President and Chief Financial Officer and our three other most highly compensated executive officers. Each executive is referred to as a named executive officer (“NEO”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(6) ($)	Total ($)

Craig L. Montanaro	2018	450,000	—	—	—	157,447	—	142,754	750,201
President	2017	450,000	—	3,837,500	1,602,180	170,660	—	95,431	6,155,771
and Chief Executive Officer	2016	445,592	—	—	—	153,611	24,000	73,203	696,406
William C. Ledgerwood(4)	2018	300,600	—	—	—	90,150	30,000	92,850	513,600
Sr. Executive Vice President	2017	300,600	—	1,995,500	801,090	97,715	—	66,500	3,261,405
and Chief Operating Officer	2016	297,655	—	—	—	87,953	58,000	55,003	498,611
Patrick M. Joyce	2018	282,063	—	—	—	70,516	—	62,215	414,794
Executive Vice President	2017	282,063	—	1,304,750	445,050	66,215	—	46,922	2,145,000
and Chief Lending Officer	2016	279,301	—	—	—	65,522	57,000	39,048	440,871
Eric B. Heyer(5)	2018	271,160	—	—	—	65,945	—	66,179	403,284
Executive Vice President	2017	271,160	—	1,458,250	445,050	72,292	—	48,850	2,295,602
and Chief Financial Officer	2016	268,504	—	—	—	75,358	—	39,157	383,019
Erika K. Parisi	2018	268,730	—	—	—	88,701	—	59,535	416,966
Executive Vice President,	2017	268,730	—	767,500	296,700	72,172	—	48,531	1,453,633
Director of Customer Relationship Management Analytics	2016	266,097	—	—	—	49,791	61,000	41,610	418,498

(1)

Represents awards under the Company’s performance-based, long-term incentive compensation program, which is the 2016 Plan. For stock awards, fifty percent (50%) of the total awards are subject to performance-based vesting requirements and the other fifty percent (50%) are subject to time-based vesting. In accordance with FASB ASC Topic 718, the reported amount represents the full grant date value of each award. Awards vest at a rate of 20% per year beginning December 1, 2017. The assumptions used in the calculation of these amounts are included in Note 14 to our audited consolidated financial statements for the fiscal year ended June 30, 2018 included in our Annual Report on Form 10-K. For stock option awards, amounts reported are grant date fair values computed based upon the Black-Scholes option valuation model, and the actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance that the value of an option realized by a NEO will be at or near the value shown above. For restricted stock awards, the amount shown reflects the aggregate grant date fair value of restricted stock awards granted to each NEO on December 1, 2016. For those restricted stock awards that are subject to performance conditions, the grant date fair values are based on the outcome of such conditions at target level. No restricted stock awards or stock options were granted to the NEOs for the fiscal years ended 2018 or 2016.

(2)

Reflects the amounts earned by each NEO under the Kearny Bank Executive Management Incentive Compensation Plan. The Executive Management Incentive Compensation Plan section of the Compensation Discussion and Analysis describes how the 2018 cash awards to the NEOs were determined.

(3)

Reflects the actuarial change in pension value in each individual’s accrued benefit under the defined benefit pension plan from June 30 of the prior year to June 30 of the reported year. Pension values may fluctuate significantly from year to year depending on a number of factors, including age and the assumptions used to determine the present value of a named executive officer’s accumulated benefit. The change in pension value for Messrs. Montanaro and Joyce and Ms. Parisi, respectively, was negative $2,000, $6,000 and $7,000, respectively; however, applicable SEC rules require that we report any negative number as a zero in the above table. Mr. Heyer does not participate in the Pension Plan since he joined the Company after the Pension Plan was frozen.

(4)

Mr. Ledgerwood retired from his position as Senior Executive Vice President and Chief Operating Officer of Kearny Financial and Kearny Bank effective July 1, 2018 and will be retiring as an executive officer of Kearny Financial and Kearny Bank effective as of December 31, 2018.

(5)	Mr. Heyer was appointed to Senior Executive Vice President and Chief Operating Officer of Kearny Financial and Kearny Bank effective July 1, 2018.
(6)	For fiscal year 2018, all other compensation included the following:

Name	401(k) Plan Company Contributions ($)	Bank Owned Life Insurance ($)	ESOP and ESOP BEP Company Contributions(1) ($)	Long-Term Care Premium ($)	Dividends on Unvested Stock Awards ($)	Other(2) ($)	Club Dues ($)
Craig L. Montanaro	—	783	53,654	3,533	62,000	11,374	11,410
William C. Ledgerwood	8,474	1,724	37,334	5,225	32,240	7,853	—
Patrick M. Joyce	4,056	575	35,271	1,233	21,080	—	—
Eric B. Heyer	9,367	776	31,331	—	23,560	1,145	—
Erika K. Parisi	9,390	590	33,995	3,160	12,400	—	—

(1)

For Messrs. Montanaro, Ledgerwood, Joyce, Heyer and Ms. Parisi includes regular ESOP allocations of $33,905, $34,211, $34,211, $31,331 and $33,995, respectively, and for Messrs. Montanaro, Ledgerwood and Joyce, allocations under the related ESOP Benefits Equalization Plan of $19,749, $3,123 and $1,060, respectively.

(2)

For Messrs. Montanaro and Ledgerwood includes an automobile allowance of $10,874 and $7,000, respectively, and for Messrs. Montanaro, Ledgerwood and Heyer, reimbursement of spouse travel expenses of $500, $853 and $1,145, respectively.

Plan-Based Awards. The following table sets forth information regarding plan-based awards made to the NEOs for the fiscal year ended June 30, 2018. For fiscal year 2018, the Company did not grant any restricted stock awards or stock options to the NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Options (#)	Awards ($/Sh)	Awards ($)
Craig L. Montanaro	—	78,750	157,500	236,250	—	—	—	—	—	—	—
William C. Ledgerwood	—	45,090	90,180	135,270	—	—	—	—	—	—	—
Patrick M. Joyce	—	35,258	70,516	105,774	—	—	—	—	—	—	—
Eric B. Heyer	—	33,895	67,790	101,685	—	—	—	—	—	—	—
Erika K. Parisi	—	33,591	67,183	100,774	—	—	—	—	—	—	—

(1)

The amounts reported in these columns include potential cash payouts corresponding to achievement of the threshold, target and maximum performance objectives under the Executive Management Incentive Program. Please see the section titled “Compensation Discussion and Analysis - Executive Management Incentive Program” for a discussion of this plan.

Outstanding Equity Awards at Fiscal Year End. The following table provides information regarding stock options and restricted stock awards held by the NEOs as of June 30, 2018.

	Option Awards				Stock Awards
					Restricted Stock		Performance Shares
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Craig L. Montanaro	108,000	432,000	15.35	12/1/2026	100,000	1,345,000	100,000	1,345,000
William C. Ledgerwood	54,000	216,000	15.35	12/1/2026	52,000	699,400	52,000	699,400
Patrick M. Joyce	30,000	120,000	15.35	12/1/2026	34,000	457,300	34,000	457,300
Eric B. Heyer	30,000	120,000	15.35	12/1/2026	38,000	511,100	38,000	511,100
Erika K. Parisi	20,000	80,000	15.35	12/1/2026	20,000	269,000	20,000	269,000

(1)

All stock option awards and restricted stock awards vest at a rate of 20% per year commencing on December 1, 2017. Performance shares (restricted stock subject to performance-based vesting) vest at a rate of 20% per year commencing on December 1, 2017 provided that certain performance metrics are achieved. For a description of the performance metrics, please see “Compensation Discussion and Analysis” above.

(2)	Amounts based on the closing price of the Company common stock as of June 30, 2018 ($13.45).

2016 Equity Incentive Plan. At the annual meeting of stockholders held on October 27, 2016, stockholders of the Company approved the 2016 Plan. Under the 2016 Plan, individuals may receive awards of restricted stock and grants of stock options to purchase shares of Company common stock at a specified exercise price during a specified time period. The 2016 Plan provides for a total share reserve of 5,211,324 shares (or 7.21% of the shares issued in the Company’s second-step conversion, excluding exchange shares), of which 1,523,696 may be issued as restricted stock awards shares (or 2.11% of the shares issued in the second-step, excluding exchange shares).

The Compensation Committee believes that stock ownership provides a significant incentive in building stockholder value by further aligning the interests of our officers and employees with stockholders because such compensation is directly linked to the performance of Company common stock. This element of compensation increases in importance as Kearny Financial Corp. common stock appreciates in value and serves as a retention tool for executives. The inclusion of performance-based vesting awards also encourages long-term strategic focus of our executives.

The 2016 Plan is administered by the Compensation Committee. The Compensation Committee has the authority and discretion to select the persons who will receive awards; establish the terms and conditions relating to each award; adopt rules and regulations relating to the 2016 Plan; and interpret the 2016 Plan. The 2016 Plan also permits the Compensation Committee to delegate all or any portion of its responsibilities and powers.

The Company’s employees and outside directors are eligible to receive awards under the 2016 Plan. Awards may be granted in a combination of restricted stock awards, incentive stock options, and non-qualified stock options. The exercise price of stock options granted under the 2016 Plan may not be less than the fair market value on the date the stock option is granted. Stock options are subject to vesting conditions and restrictions as determined by the Compensation Committee.

The Compensation Committee approved grants of restricted stock awards and stock options to the NEOs and non-employee directors on December 1, 2016. For the NEOs, the Compensation Committee approved performance-based vesting requirements for fifty percent (50%) of the restricted stock awards, with the vesting at rate of twenty percent (20%) per year over a five-year period commencing one year from the date of grant provided performance metrics are achieved. The performance-based restricted stock awards granted to the NEOs will vest only if the performance metrics, as established by the Compensation Committee, are satisfied. For the fiscal year ended June 30, 2018, the performance metric requires the Company’s return on average assets to be 0.38%. No dividends will be paid with respect to any stock award subject to performance-vesting conditions unless and until the performance conditions are met and vesting occurs, and only on that portion of the stock award that actually vests.

All restricted stock and stock option grants will be subject to conditions established by the Compensation Committee that are set forth in the award agreement. Awards granted under the 2016 Plan will vest upon death, disability, or involuntary termination of employment or service following a change in control (as defined in the 2016 Plan).

Option Exercises and Stock Vested. The following table sets forth information regarding the vesting of restricted stock awards and stock option exercises for each NEO during the fiscal year ended June 30, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Craig L. Montanaro	—	—	50,000	735,000
William C. Ledgerwood	—	—	26,000	382,200
Patrick M. Joyce	—	—	17,000	249,900
Eric B. Heyer	—	—	19,000	279,300
Erika K. Parisi	—	—	10,000	147,000

Pension Benefits. Kearny Bank is a participating employer in a multiple-employer pension plan sponsored by the Pentegra Defined Benefit Plan for Financial Institutions (the “Pension Plan”), and, effective July 1, 2007, Kearny Bank froze all future enrollments and benefit accruals under the Pension Plan and related benefits equalization plan. The Pension Plan provides for monthly payments to each participating employee at normal retirement age. A participant who is vested in the Pension Plan may take an early retirement and elect to receive a reduced monthly benefit beginning as early as age 45. The Pension Plan also provides for payments in the event of disability or death. The annual benefit amount upon retirement at age 65 equals 2% of the participant’s highest five-year average salary times years of service. Benefits are payable in the form of a monthly retirement benefit and a death benefit or an alternative form that is actuarially equivalent.

The following table provides information with respect to the payments that each NEO may receive following, or in connection with retirement, under the Pension Plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Craig L. Montanaro	Pension Plan	4	114,000	—
William C. Ledgerwood	Pension Plan	9	546,000	—
Patrick M. Joyce	Pension Plan	8	281,000	—
Eric B. Heyer(2)	Pension Plan	—	—	—
Erika K. Parisi	Pension Plan	8	302,000	—

(1)

Assumes retirement at normal retirement age as defined in the Pension Plan. Present value is calculated using assumptions set forth in Note 14 to our audited consolidated financial statements for the fiscal year ended June 30, 2018 included in our Annual Report on Form 10-K.

(2)	Mr. Heyer does not participate in the Pension Plan since he joined the Company after the Pension Plan was frozen.

ESOP. Kearny Bank maintains an ESOP, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the ESOP’s eligibility requirements. Employees of Kearny Bank who have been credited with at least 1,000 hours of service during a 12-month period are eligible to participate in the ESOP. In 2005, the ESOP borrowed funds from Kearny Financial pursuant to a loan and used those funds to purchase 1,745,700 shares of common stock for the ESOP in connection with Kearny Financial’s initial public offering (the “2005 Loan”). In connection with the completion of the second-step stock offering and conversion on May 18, 2015, the ESOP purchased an additional 3,612,500 shares of Kearny Financial common stock. The ESOP funded its stock purchase with a loan from Kearny Financial equal to the aggregate purchase price of the common stock and the outstanding balance of the 2005 Loan (the 2005 Loan was refinanced into the new ESOP plan). This loan will be repaid principally through Kearny Bank’s contribution to the ESOP and dividends payable on the common stock held by the ESOP over the 20-year term of the loan. The interest rate for the ESOP loan is 3.25%.

Shares purchased by the ESOP are held in an unallocated suspense account, and shares will be allocated to the participants’ accounts as the loan is repaid on a pro-rata basis. The trustee will allocate the shares released among the participants’ accounts on the basis of each participant’s proportional share of eligible plan compensation relative to all participants’ proportional share of eligible plan compensation. All shares of Kearny Financial common stock held by the ESOP prior to the completion of the second-step stock offering and conversion on May 18, 2015 were automatically converted to shares of Kearny Financial common stock pursuant to the exchange ratio of 1.3804.

Vested benefits will be payable generally upon the participants’ termination of employment, and will be paid generally in the form of common stock. Pursuant to FASB ASC Topic 718-40, Kearny Financial will record a compensation expense each year in an amount equal to the fair market value of the shares released from the unallocated suspense account.

401(k) Plan. Kearny Bank maintains a 401(k) Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) Plan’s eligibility requirements. All eligible employees can begin participation in the 401(k) Plan on the first day of the month coinciding with or following the date on which the employee attains age 21 and has completed three months of service and 250 hours of service. A participant may contribute up to 75% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2018, the salary deferral contribution limit is $18,500, provided, however, that a participant over age 50 may contribute an additional $6,000 to the 401(k) Plan. In addition to salary deferral contributions, the 401(k) Plan provides that Kearny Bank will make an employer matching contribution equal to 100% of a participant’s salary deferral contribution, provided that such amount does not exceed 1% of a participant’s compensation, plus 50% of a participant’s salary deferral contribution that exceeds 1% but does not exceed 6% of a participant’s compensation earned during the plan year. A participant is always 100% vested in his or her salary deferral contributions and employer matching contributions. Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available.

Nonqualified Deferred Compensation. Kearny Bank has implemented a Benefits Equalization Plan related to the ESOP. This plan constitutes a defined contribution plan providing for deferral of compensation on a non-tax-qualified basis. The purpose of this plan is to provide a benefit to senior executives of Kearny Bank whose benefits under the ESOP are limited by Sections 401(a)(17) and 415 of the Internal Revenue Code. For example, this plan provides participants with a benefit for any compensation that they may earn in excess of $275,000 (as indexed) comparable to the benefits earned by all participants under the ESOP for compensation earned below that level. Kearny Bank may utilize a grantor trust in connection with this plan in order to set aside funds that ultimately may be used to pay benefits under the plan. The assets of the grantor trust will remain subject to the claims of Kearny Bank’s general creditors in the event of insolvency, until paid to a participant following termination of employment according to the terms of the plan. Benefits under the plan will be paid in a lump sum in the form of shares of common stock to the extent permissible under applicable regulations, or in the alternative, benefits will be paid in cash based upon the value of such shares at the time that such benefit payments are made. The actual value of benefits under this plan and the annual financial reporting expense associated with this plan are calculated annually based upon a variety of factors, including the actual value of benefits for participants determined under the ESOP each year, the applicable limitations under the Internal Revenue Code that are subject to adjustment annually and the compensation of each participant at such time. Generally, benefits under the plan are taxable to each participant at the time of receipt of such payment, and Kearny Bank will recognize a tax-deductible compensation expense at such time.

The following table sets forth information with respect to NEOs with accumulated benefits under the Benefits Equalization Plan related to the ESOP:

Name	Executive Contributions In Last Fiscal Year ($)	Company Contributions in Last Fiscal Year(1) ($)	Aggregate Gain/Loss in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(2) ($)
Craig L. Montanaro	—	19,749	(12,022)	—	133,729
William C. Ledgerwood	—	3,123	(2,655)	—	28,550
Patrick M. Joyce	—	1,060	(1,057)	—	11,225
Eric B. Heyer	—	—	(71)	—	692
Erika K. Parisi	—	—	(413)	—	4,081

(1)	Contributions included in the “Company Contributions in Last Fiscal Year” column are included as compensation for the individual in the Summary Compensation Table.
(2)	Amounts included in the “Aggregate Balance at Last Fiscal Year End” have been reported as compensation for the individuals for years in which their summary compensation has been reported.

Employment Agreements. In connection with the second-step stock offering and conversion on May 18, 2015, Kearny Bank entered into new employment agreements with Messrs. Montanaro, Ledgerwood, Joyce, Heyer and Ms. Parisi, which superseded their prior employment agreements. The Company entered into the agreements with Messrs. Ledgerwood, Joyce, Heyer and Ms. Parisi solely as a guarantor. In addition, Kearny Financial entered into a new employment agreement with Mr. Montanaro, which is substantially identical to the agreement Kearny Bank entered into with Mr. Montanaro, except the compensation payable under Mr. Montanaro’s agreement with the Company is reduced dollar-for-dollar for any compensation paid by Kearny Bank. Messrs. Montanaro and Ledgerwood’s agreements have a three-year term, and the other agreements have a two-year term. Commencing on the first anniversary of the agreements (which is defined as July 1 of each calendar year) and on each subsequent anniversary thereafter, the agreements may be renewed for an additional year so that the remaining term is three years for Messrs. Montanaro and Ledgerwood’s agreements and two years for the other agreements, provided that the disinterested members of the board of directors of Kearny Bank conduct a performance evaluation of the executive and affirmatively approve the extension.

The current base salary for Messrs. Montanaro, Ledgerwood, Joyce, Heyer and Ms. Parisi is $560,250, $300,600, $310,270, $342,000 and $271,500, respectively. In addition to base salary, each executive is generally entitled to participate in all discretionary bonuses, pension and other retirement benefit plans, welfare benefit plans and other equity, incentive and benefit plans and perquisites applicable to senior management of Kearny Bank. Upon the termination of an executive’s employment at any time on or after attainment of age 62 and until the executive becomes eligible for Medicare coverage, the executive is eligible to receive reimbursement for participation in medical coverage comparable to coverage under Kearny Bank’s plan.

In the event of the executive’s involuntary termination of employment for reasons other than cause, disability or death, the executive is entitled to a severance payment equal to the executive’s base salary for the remaining term of the agreement, payable in a lump sum within 10 days of the executive’s termination of employment, and the executive is entitled to be reimbursed for medical and dental coverage for the remaining term of the agreement. If severance payments had been made under these agreements as of June 30, 2018 for these types of terminations, Messrs. Montanaro, Ledgerwood, Joyce, Heyer and Ms. Parisi would have received approximately $1,450,584, $973,476, $631,086, $609,232 and $604,372, respectively, and these amounts include the estimated cost of continued insurance coverage.

In the event the executive voluntarily resigns during the term of the employment agreement for “good reason” (as defined in the agreement), the executive is entitled to a severance payment equal to the executive’s annual base salary, payable in a lump sum within ten days of the executive’s termination of employment. If severance payments had been made under these agreements as of June 30, 2018 for “good reason,” Messrs. Montanaro, Ledgerwood, Joyce, Heyer and Ms. Parisi would have received approximately $450,000, $300,600, $282,063, $271,160 and $268,730, respectively.

In the event of a change in control of Kearny Financial or Kearny Bank followed within 24 months by the executive’s involuntary termination of employment for any reason other than cause or the executive’s termination for good reason, then in lieu of the severance benefits described immediately above, Messrs. Ledgerwood, Joyce, Heyer and Ms. Parisi are entitled to a severance benefit equal to two times (three times for Mr. Ledgerwood) the executive’s total compensation earned during the most recently completed calendar year ending on or prior to the date of the executive’s termination of employment and Mr. Montanaro is entitled to a severance benefit equal to 2.999 times his five-year average annual taxable cash compensation, payable in a lump sum within 10 days of the executive’s date of termination of employment and the executives are entitled to continued participation in non-taxable medical and dental coverage for the remaining term of the agreement. Messrs. Ledgerwood, Joyce, Heyer and Ms. Parisi’s agreements provide that change in control severance payments will be reduced, to the extent necessary, to avoid a penalty tax under Section 280G of the Internal Revenue Code. If change in control severance payments had been made under these agreements as of June 30, 2018, Messrs. Montanaro, Ledgerwood, Joyce, Heyer and Ms. Parisi would have received approximately $2,173,569, $2,579,516, $1,336,936, $2,067,339 and $1,121,427, respectively, and these amounts include the estimated cost of continued insurance coverage. Such amounts do not reflect any applicable Section 280G cut-backs, and, accordingly, such amounts may be reduced.

For purposes of the employment agreements, “good reason” is defined as: (i) a material reduction in the executive’s base salary or benefits (other than a reduction that is part of a good faith, overall reduction applicable to all employees); (ii) a material reduction in the executive’s authority, duties or responsibilities; or (iii) a material breach of the employment agreement by Kearny Bank.

Upon any termination of employment (except following a change in control), the executives will each be required to adhere to non-competition and non-solicitation covenants for six months.

Kearny Bank also entered into new employment agreements with certain other individuals, which contain similar terms to the agreements for Messrs. Joyce, Heyer and Ms. Parisi and change in control agreements with certain non-executive level officers, which provide, in the event of a change in control of the Company or Kearny Bank followed within 24 months by the individual’s involuntary termination of employment for any reason other than cause or the executive’s termination for good reason, a severance payment equal to the individual’s annual base salary and bonus, payable in a lump sum within ten days of the individual’s termination of employment.

Executive Life Insurance Agreements. Kearny Bank is party to Executive Life Insurance Agreements with each of the NEOs pursuant to which Kearny Bank has purchased life insurance policies on the NEOs. Under the agreements, the beneficiaries of the NEOs are entitled to a death benefit paid by the insurer from the policy proceeds equal to two times the NEO’s highest annual base salary in effect during the three calendar years prior to death, plus an additional one hundred thousand dollars, if the NEO dies while employed by Kearny Bank or in effect during the three calendar years prior to retirement if the NEO is retired at the time of death and meets certain age and service requirements. The maximum death benefit, however, may not exceed $1.5 million. In the event of a change in control of Kearny Bank prior to the NEO’s death or retirement, the death benefit shall remain in effect, regardless of whether the age and service requirements have been met.

Potential Payments Upon Termination or Change in Control. The table below reflects the amount of compensation payable to each of the NEOs in accordance with each individual’s employment agreement and certain other benefit plans and agreements as discussed in the preceding sections in the event of termination of such executive’s employment. The amounts shown assume that such termination was effective as of June 30, 2018, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment. The amounts shown below do not include the NEO’s account balances in the Benefits Equalization Plan related to the ESOP since the present value of the accumulated benefits under this plan is set forth in the above tables.

Name and Plan	Termination for Good Reason ($)	Termination w/o Cause No Change in Control ($)	Termination w/o Cause With Change in Control ($)	Death ($)	Disability(6) ($)

Craig L. Montanaro
Employment Agreement(1)	450,000	1,450,584	2,173,569	450,000	1,035,000
Exec. Life Ins. Agreement(2)	—	—	—	1,050,000	—
Restricted Stock Vesting(3)	—	—	2,690,000	2,690,000	2,690,000
Stock Option Vesting(4)	—	—	—	—	—
280G Cut-Back(5)	—	—		—	—

Name and Plan	Termination for Good Reason ($)	Termination w/o Cause No Change in Control ($)	Termination w/o Cause With Change in Control ($)	Death ($)	Disability(6) ($)

William C. Ledgerwood
Employment Agreement(1)	300,600	973,476	2,579,516	300,600	691,380
Exec. Life Ins. Agreement(2)	—	—	—	751,200	—
Restricted Stock Vesting(3)	—	—	1,398,800	1,398,800	1,398,800
Stock Option Vesting(4)	—	—	—	—	—
280G Cut-Back(5)	—	—	(2,055,544)	—	—

Name and Plan	Termination for Good Reason ($)	Termination w/o Cause No Change in Control ($)	Termination w/o Cause With Change in Control ($)	Death ($)	Disability(6) ($)

Patrick M. Joyce
Employment Agreement(1)	282,063	631,086	1,336,936	282,063	465,404
Exec. Life Ins. Agreement(2)	—	—	—	714,126	—
Restricted Stock Vesting(3)	—	—	914,600	914,600	914,600
Stock Option Vesting(4)	—	—	—	—	—
280G Cut-Back(5)	—	—	(665,980)	—	—

Name and Plan	Termination for Good Reason ($)	Termination w/o Cause No Change in Control ($)	Termination w/o Cause With Change in Control ($)	Death ($)	Disability(6) ($)

Eric B. Heyer
Employment Agreement(1)	271,160	609,232	2,067,339	271,160	447,414
Exec. Life Ins. Agreement(2)	—	—	—	692,320	—
Restricted Stock Vesting(3)	—	—	1,022,200	1,022,200	1,022,200
Stock Option Vesting(4)	—	—	—	—	—
280G Cut-Back(5)	—	—	(1,432,711)	—	—

Name and Plan	Termination for Good Reason ($)	Termination w/o Cause No Change in Control ($)	Termination w/o Cause With Change in Control ($)	Death ($)	Disability(6) ($)

Erika K. Parisi
Employment Agreement(1)	268,730	604,372	1,121,427	268,730	443,405
Exec. Life Ins. Agreement(2)	—	—	—	687,460	—
Restricted Stock Vesting(3)	—	—	538,000	538,000	538,000
Stock Option Vesting(4)	—	—	—	—	—
280G Cut-Back(5)	—	—	(362,587)	—	—

(1)

This amount includes the estimated cost for continued medical, dental, life and other insurance coverage in the event of a termination without cause before or after a change in control. Continued insurance coverage is not provided in the event of a termination for other reasons.

(2)	The death benefit includes the amount payable under each individual’s Executive Life Insurance Agreement and a death benefit of $50,000 payable under Kearny Bank’s group term life insurance plan.
(3)

This amount represents the value of unvested restricted stock awards that become fully vested upon certain events, including death, disability and an involuntary termination, other than for cause, or termination for good reason following a change in control of the Company.

(4)

This amount represents the value of unvested stock options that become fully vested upon certain events, including death, disability and an involuntary termination, other than for cause, or termination for good reason following a change in control of the Company. The stock options do not have value since the exercise price exceeds the fair market value of the Company stock as of June 30, 2018.

(5)

Messrs. Ledgerwood, Joyce, Heyer and Ms. Parisi’s agreements provide that change in control severance payments will be reduced, to the extent necessary, to avoid a penalty tax under Section 280G of the Internal Revenue Code. The amount shown represents the estimated amount of the reduction to avoid a penalty tax under Section 280G of the Internal Revenue Code.

(6)	Each executive is also covered by a long-term disability plan which, if payable, provides a monthly benefit of sixty percent (60%) of base salary, with a maximum benefit of $15,000 per month.

CEO Pay Ratio

In accordance with the applicable provisions of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402 (u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of all employees of our Company and the annual total compensation of our President and Chief Executive Officer.

For the fiscal year ended June 30, 2018, our median annual total compensation for all employees other than our President and Chief Executive Officer was $52,122. The annual total compensation for our President and Chief Executive Officer for the same period was $750,201. The ratio of our CEO’s compensation to the median employee’s compensation was 14.4 to 1.

We identified our median employee using our entire workforce, excluding the employees of Clifton Savings Bank that became employees of Kearny Bank on April 2, 2018 pursuant to the Company’s acquisition of Clifton, the parent company of Clifton Savings Bank, of approximately 72 full-time and part-time employees. We used annualized gross pay plus the value of employer contributions to the Kearny Bank Employee Stock Ownership Plan for the fiscal year ended June 30, 2018. We annualized compensation for full-time and part-time permanent employees who were employed on June 30, 2018, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

We determined the annual total compensation for our median employee by calculating total compensation for such employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With regard to the annual total compensation of our President and Chief Executive Officer, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this Proxy Statement.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and various assumptions and, as a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

Director Compensation

Set forth below is a table providing information concerning the compensation of the non-employee directors of the Company for the fiscal year ended June 30, 2018. Mr. Montanaro, our President and Chief Executive Officer, does not receive separate compensation for his service as a director, and information with respect to the compensation paid to Mr. Montanaro is included above in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Change in Pension Value(2) ($)	All Other Compensation(5) ($)	Total ($)
Theodore J. Aanensen	89,300	—	—	—	33,803	123,103
Paul M. Aguggia(3)(4)	21,700	—	—	—	4,283	25,983
Raymond E. Chandonnet	86,800	—	—	—	23,971	110,771
John N. Hopkins	86,800	—	—	—	42,362	129,162
John J. Mazur, Jr.	98,000	—	—	—	35,722	133,722
Joseph P. Mazza	90,800	—	—	—	34,276	125,076
Matthew T. McClane	86,800	—	—	—	35,750	122,550
John F. McGovern	91,800	—	—	—	30,390	122,190
Leopold W. Montanaro	86,800	—	—	—	32,219	119,019
Christopher Petermann	92,800	—	—	—	37,814	130,614
Charles J. Pivirotto(3)	21,700	—	—	—	—	21,700
John F. Regan	88,800	—	—	—	23,842	112,642
Cynthia E. Sisco(3)(5)	21,700	—	—	—	117	21,817

(1)

As of June 30, 2018, each director held 32,912 unvested shares of restricted stock, 20,000 vested stock options and 80,000 unvested stock options, except for Mr. Craig Montanaro, whose compensation is reported in the Summary Compensation Table above, and Directors Aguggia, Pivirotto and Sisco, who did not hold any unvested shares of restricted stock or vested or unvested stock options.

(2)

For more information concerning the Directors Consultation and Retirement Plan, please see Note 14 to our audited consolidated financial statements for the fiscal year ended June 30, 2018 included in our Annual Report on Form 10-K. Reflects the actuarial change in pension value in each individual’s accrued benefit under the defined benefit pension plan from June 30 of the prior year to June 30 of the reported year. Pension values may fluctuate significantly from year to year depending on a number of factors, including age and the assumptions used to determine the present value of an individual’s accumulated benefit. The change in pension value for Directors Mazur, McClane, McGovern, Aanensen, Mazza, Regan, Montanaro and Hopkins, respectively, was negative $40,000, $20,000, $1,000, $39,000, $30,000, $26,000, $15,000 and $23,000, respectively; however, applicable SEC rules require that we report a negative number as a zero in the above table.

(3)	Directors Aguggia, Pivirotto and Sisco were appointed to serve on the Board of Directors of Kearny Financial Corp. and the Board of Directors of Kearny Bank on April 2, 2018.
(4)	Mr. Aguggia is resigning from the Board of Directors effective immediately prior to the commencement of the 2018 Annual Meeting.
(5)	Ms. Sisco is retiring from the Board of Directors effective immediately prior to the commencement of the 2018 Annual Meeting.
(6)	For fiscal year 2018, all other compensation included the following:

Name	Health and Long-Term Care Premiums ($)	Dividends on Unvested Stock Awards ($)	Bank Owned Life Insurance* ($)	Total All Other Compensation ($)
Theodore J. Aanensen	20,016	10,202	3,585	33,803
Paul M. Aguggia	4,283	—	—	4,283
Raymond E. Chandonnet	13,769	10,202	—	23,971
John N. Hopkins	19,244	10,202	12,916	42,362
John J. Mazur, Jr.	24,270	10,202	1,250	35,722
Joseph P. Mazza	20,215	10,202	3,859	34,276
Matthew T. McClane	11,880	10,202	13,668	35,750
John F. McGovern	19,493	10,202	695	30,390
Leopold W. Montanaro	19,587	10,202	2,430	32,219
Christopher Petermann	27,612	10,202	—	37,814
Charles J. Pivirotto	—	—	—	—
John F. Regan	10,055	10,202	3,585	23,842
Cynthia E. Sisco	117	—	—	117

*

For each director, other than Mr. Hopkins and Mr. Montanaro, the Company maintains life insurance arrangements providing for a death benefit of $500,000. Life insurance arrangements provide for a death benefit of $1,950,000 for Mr. Hopkins and $288,553 for Mr. Montanaro.

Board Retainers. Each Director receives a quarterly retainer for service as follows: Non-employee directors receive $15,700 quarterly for service on the Kearny Bank’s Board and $6,000 for service on the Board of Kearny Financial Corp. The Chairman receives a higher retainer of $17,200 and $6,300 for service on Kearny Bank’s Board and the Board of Kearny Financial Corp., respectively.

Members of the Kearny Bank Executive Committee do not receive retainers for service. Each member of the Kearny Bank Board of Directors is also a member of the Executive Committee. Members of the Audit & Compliance Committee and the Chairman of this committee receive a quarterly retainer of $1,000 and $1,250, respectively. Members of the Compensation Committee and the Chairman of this committee receive a quarterly retainer of $500 and $625, respectively.

Directors who also serve as employees do not receive compensation as directors. Directors also receive coverage under the Company’s health, dental and long-term care insurance plans.

Director Life Insurance Agreements. Kearny Bank is party to Director Life Insurance Agreements with each director pursuant to which Kearny Bank has purchased life insurance policies on the directors. The directors become entitled to death benefits under the agreements if they (i) die while serving as a member of the Board of Directors, or (ii) retire from Board of Directors service on or after attaining age 70, or (iii) retire from Board of Directors service on or after attaining age 60 and at a time when the director’s years of service with Kearny Bank and the director’s age equals at least 75. Under the agreements, the director’s beneficiaries are entitled to a death benefit equal to $500,000 (and a death benefit of $1,950,000 for John N. Hopkins and $288,553 for Leopold W. Montanaro), which will be paid by the life insurance company. In the event of a change in control of Kearny Bank prior to the named director’s death or retirement, the death benefit shall remain in effect regardless of whether the age and service requirements have been met.

Directors Consultation and Retirement Plan. On December 23, 2015, the Company amended its Directors Consultation and Retirement Plan (the “DCRP”) to freeze the DCRP such that no additional benefits would accrue to any participant after December 31, 2015. Accordingly, the benefits payable to participating directors would not increase after December 31, 2015.

PROPOSAL II – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Kearny Financial’s independent registered public accounting firm for the year ended June 30, 2018 was Crowe. The Audit & Compliance Committee has re-appointed Crowe to continue as the independent registered public accounting firm for Kearny Financial for the year ending June 30, 2019, subject to the ratification by the stockholders at the Annual Meeting. Representatives of Crowe are expected to attend the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Change in Independent Registered Public Accounting Firm. Kearny Financial’s independent registered public accounting firm for the year ended June 30, 2017 was BDO USA, LLP (“BDO”).

In 2017, the Audit & Compliance Committee of the Board of Directors of Kearny Financial conducted a competitive selection process to determine the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2018. As a result of this process, on August 30, 2017, the Company dismissed BDO as the Company’s independent registered public accounting firm. The dismissal of BDO was approved by the Audit & Compliance Committee of the Company’s Board of Directors.

BDO’s audit report on the Company’s consolidated financial statements as of and for the year ended June 30, 2017 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of BDO on the effectiveness of internal control over financial reporting as of June 30, 2017 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal year ended June 30, 2017 and the subsequent interim period through August 30, 2017, there were (i) no disagreements between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of BDO, would have caused BDO to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

On August 30, 2017, the Audit & Compliance Committee of the Company’s Board of Directors engaged Crowe as the Company’s independent registered public accounting firm, effective August 30, 2017. During the fiscal year ended June 30, 2017 and the subsequent interim period preceding the selection of Crowe, the Company did not consult with Crowe regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on the Company’s financial statements, and Crowe did not provide any written report or oral advice that Crowe concluded was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue; or (3) any matter that was either the subject of a disagreement with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or the subject of a reportable event.

Ratification of Appointment of Independent Auditor. Stockholder ratification of the appointment of Crowe is not required by Kearny Financial’s Bylaws or otherwise. However, the Board of Directors is submitting the appointment of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of Crowe, the Audit & Compliance Committee will reconsider whether it should select another independent registered public accounting firm. Even if the selection is ratified, the Audit & Compliance Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of Kearny Financial and its stockholders.

The Audit & Compliance Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Crowe. The Audit & Compliance Committee concluded that performing such services does not affect the independence of Crowe in performing its function as Kearny Financial’s independent registered public accounting firm.

Audit Fees. The aggregate fees billed or expected to be billed to Kearny Financial for professional services rendered by Crowe for the audit of the Kearny Financial’s annual financial statements, review of the financial statements included in the Kearny Financial’s Quarterly Reports on Form 10-Q and services that are normally provided by Crowe in connection with statutory and regulatory filings and engagements was $505,285 for the year ended June 30, 2018.

The aggregate fees billed to Kearny Financial for professional services rendered by BDO for the audit of the Kearny Financial’s annual financial statements, review of the financial statements included in the Kearny Financial’s Quarterly Reports on Form 10-Q and services that are normally provided by BDO in connection with statutory and regulatory filings and engagements were $148,696 and $438,500 for the years ended June 30, 2018 and June 30, 2017, respectively.

Audit Related Fees. There were no fees billed or expected to be billed to Kearny Financial for assurance and related services rendered by Crowe that are reasonably related to the performance of the audit of and review of the financial statements and that are not already reported in “Audit Fees,” above.

The aggregate fees billed to Kearny Financial for assurance and related services rendered by BDO that are reasonably related to the performance of the audit of and review of the financial statements and that are not already reported in “Audit Fees,” above, were $4,162 and $57,027 for the years ended June 30, 2018 and June 30, 2017, respectively.

Tax Fees. The aggregate fees billed or expected to be billed to Kearny Financial for professional services rendered by Crowe for tax compliance, tax advice and tax planning was $90,510 for the year ended June 30, 2018. Tax-related services consisted of tax return preparation and consultation.

The aggregate fees billed to Kearny Financial for professional services rendered by BDO for tax compliance, tax advice and tax planning were $12,314 and $11,116 for the years ended June 30, 2018 and June 30, 2017, respectively. Tax-related services consisted of tax return preparation and consultation.

All Other Fees. There were no “Other Fees” billed by Crowe or BDO for services rendered to Kearny Financial during the years ended June 30, 2018 and June 30, 2017, respectively.

Audit & Compliance Committee Approval Policies and Procedures. Under the Sarbanes-Oxley Act of 2002, all auditing services and non-audit services provided by an issuer’s independent auditor must be approved by the issuer’s audit committee prior to such services being rendered or be approved pursuant to pre-approval policies and procedures established by the issuer’s audit committee. The Company’s Audit & Compliance Committee approves each service prior to the engagement of the auditor for all audit and non-audit services. All of the services listed were approved by the Audit & Compliance Committee prior to the service being rendered. There were no non-audit services described that were not recognized as non-audit services at the time of engagement that were approved after the fact pursuant to the de minimus exception under the Sarbanes-Oxley Act of 2002.

The Board of Directors recommends a vote “FOR” the ratification of Crowe as the independent registered public accounting firm.

PROPOSAL III – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis appearing earlier in this Proxy Statement describes the executive compensation program and the compensation decisions made by the Compensation Committee with respect to the Chief Executive Officer and other officers named in the Summary Compensation Table (who are referred to as the “Named Executive Officers”).

This proposal, commonly known as a “Say on Pay” proposal, gives you as a stockholder the opportunity to vote on our executive pay program. The Board of Directors is requesting stockholder to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Kearny Financial approve the compensation paid to Kearny Financial’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative accompanying the tables.”

Our executive compensation program is based on a pay for performance philosophy that is designed to support our business strategy and align the interests of our executives with our stockholders. The Board of Directors believes that the link between compensation and the achievement of our long- and short-term business goals has helped our financial performance over time, while not encouraging excessive risk taking.

For these reasons, the Board of Directors is requesting stockholders to support this proposal. While this advisory vote is non-binding, the Compensation Committee and the Board of Directors value the views of the stockholders and will consider the outcome of this vote in future executive compensation decisions.

The Board of Directors recommends a vote “FOR” approval on an advisory basis of executive compensation as described in this Proxy Statement.

STOCKHOLDER COMMUNICATIONS TO THE BOARD AND STOCKHOLDER PROPOSALS

All Stockholder communications to the Board of Directors and/or individual directors should be addressed to the Board of Directors and/or the individual director and mailed to:

Kearny Financial Corp.

120 Passaic Avenue

Fairfield, New Jersey 07004

The letter should indicate that the author is a Kearny Financial Corp. stockholder and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly (for example, where it is a request for information about the Company or a stock-related matter); or

•	not forward the communication if it is primarily commercial in nature, related to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

Written communications received by the Company from stockholders will be shared with the full Board of Directors no later than the next regularly scheduled Board of Directors meeting.

To be eligible for inclusion in the proxy materials for next year’s Annual Meeting, any stockholder proposal under SEC Rule 14a-8 to take action at such meeting must be received at our executive office at 120 Passaic Avenue, Fairfield, New Jersey 07004 no later than May 17, 2019. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

The Bylaws of Kearny Financial also provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Secretary of Kearny Financial not less than 110 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, a stockholder’s written notice shall be timely only if delivered or mailed to and received by the Secretary of Kearny Financial at the principal executive office of the corporation no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made.

The 2019 annual meeting of stockholders is expected to be held on October 24, 2019. It is expected that advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be given to us no earlier than June 27, 2019 and no later than July 7, 2019. If notice is received before June 27, 2019 or later than July 7, 2019, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting.

Nothing in this Proxy Statement will be deemed to require us to include in our Proxy Statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Unless unable to attend due to illness or other unforeseen circumstances, each member of the Board of Directors is present at annual meetings. Eleven directors attended the 2017 Annual Meeting of Stockholders.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournments, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons named in this Proxy Statement.

MISCELLANEOUS

The Company’s 2018 Annual Report to Stockholders, which includes a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, is being made available to stockholders with this Proxy Statement. Except to the extent specifically incorporated by reference, the Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated by reference herein.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on October 24, 2018.
Vote by Internet
• Go to www.envisionreports.com/KRNY
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.

1.	The election of the four nominees listed, each for a three-year term:
		For	Withhold		For	Withhold		For	Withhold	+
	01 - John N. Hopkins	☐	☐	02 - Craig L. Montanaro	☐	☐	03 - Leopold W. Montanaro	☐	☐

	04 - Catherine A. Lawton	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of Crowe LLP as the Company’s independent auditor for the fiscal year ending June 30, 2019.	☐	☐	☐

3.	Approval of an advisory, non-binding resolution to approve our executive compensation as described in the Proxy Statement.	☐	☐	☐

Such other business as may properly come before the Annual Meeting or any adjournments thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign, but only one holder is required to sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

The Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy Card are available at

www.kearnybank.com or www.envisionreports.com/KRNY

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — KEARNY FINANCIAL CORP.	+

ANNUAL MEETING OF STOCKHOLDERS

Kearny Financial Corp.

Proxy/Voting Instructions

This Proxy is Solicited on Behalf of the Board of Directors for the

2018 Annual Meeting of Stockholders to be held on Thursday, October 25, 2018

The undersigned stockholder, hereby appoints the Board of Directors of Kearny Financial Corp. with full powers of substitutions to act as attorneys and proxies for the undersigned to vote all shares of common stock of Kearny Financial Corp. that the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders (“Annual Meeting”), to be held at the Crowne Plaza Hotel, 690 Route 46 East, Fairfield, New Jersey at 10:00 a.m. Eastern Time, on Thursday, October 25, 2018.

The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters that properly come before the Annual Meeting and any adjournment or postponement thereof. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

ESOP and 401(k) Plan Participants. If you participate in the Kearny Bank 401(k) Plan, the Kearny Bank Employee Stock Ownership Plan (Kearny ESOP), the Clifton Savings Bank 401(k) Plan or the Clifton Savings Bank Employee Stock Ownership Plan (Clifton ESOP) and your plan account has investments in shares of Kearny Financial Corp. common stock, you must provide voting instruction to the plan trustee (by proxy card, the Internet or telephone) for your shares to be voted according to your instructions. Each plan participant’s voting instruction will also direct the trustee to vote any unvoted shares and the unallocated shares held in the Kearny ESOP and Clifton ESOP in the same ratio as the shares for which voting instructions have been received by the trustee, unless contrary to law. Your voting instructions to the plan trustee will be held in strict confidence and will not be revealed to any employee or director of Kearny Financial Corp. or Kearny Bank. The deadline to provide voting instructions for shares held in the foregoing plans is Friday, October 19, 2018. You will not be able to submit voting instructions or change prior voting instructions after this deadline.

(Continued and to be marked, dated and signed on the other side)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

⬛	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+